Exhibit 10.27

FACILITy AGREEMENT

TERM LOAN FACILITY OF USD 13,000,000

between	Nordic Bulk Bothnia Ltd. and Nordic Bulk Barents Ltd.
as Borrowers and Guarantors

and	Bulk Partners (Bermuda) Ltd.
as Guarantor

and	Nordea Bank Danmark A/S
as Lender

and	Nordea Bank Danmark A/S
as Agent

re.	Financing of the vessels:
m.v. Nordic Bothnia and m.v. Nordic Barents

dated	____ 2014

COPENHAGEN ÅRHUS LONDON BRUSSELS

KROMANN REUMERT, LAW FIRM

SUNDKROGSGADE 5, DK-2100 COPENHAGEN Ø, DENMARK, TEL. +45 70 12 12 11, FAX +45 70 12 13 11

CONTENTS

1.	Background	1
2.	Definitions	1
3.	The FacilitY	14
4.	Purpose	15
5.	Conditions for utilisation	15
6.	Utilisation	17
7.	Interest	17
8.	Repayment	19
9.	Voluntary prepayment and cancellation	20
10.	Mandatory prepayment and cancellation	20
11.	General terms of prepayments and cancellations	21
12.	Tax gross-up and Indemnities	21
13.	FATCA	24
14.	Increased costs	25
15.	Other Payment obligations	26
16.	Mitigation by the Lenders	28
17.	Payment terms and procedures	28
18.	guarantee	31
19.	Security	33
20.	Representations and Warranties	34
21.	undertakings - The vessels	37
22.	undertakings - insurance	42
23.	information Undertakings	45
24.	Financial undertakings	46
25.	Other Undertakings	47
26.	Events of default	50
27.	The Agent	56
28.	Changes to the parties	58
29.	Notices	59
30.	Miscellaneous	60
31.	Law and Jurisdiction	60
Schedule 1 - Conditions Precedent		63
Schedule 2 - Payment Schedule		68
Schedule 3 - List of Shipbrokers		69
Exhibit 1 - Form of Utilisation Request		70
Exhibit 2 - Form of Mortgage		71
Exhibit 3 - Form of Security Agreement		72
Exhibit 4 - Form of Manager's Undertaking		73
Exhibit 5 - Form of Share Charge		74

- i -

FACILITy AGREEMENT

TERM LOAN FACILITY OF USD 13,000,000

between	Nordic Bulk Bothnia Ltd. as Borrower and Guarantor

And	Nordic Bulk Barents Ltd. as Borrower and Guarantor

And	Bulk Partners (Bermuda) Ltd. as Guarantor

And	Nordea Bank Danmark A/S as Lender

and	Nordea Bank Danmark A/S as Agent

THIS FACILITY AGREEMENT (the "Agreement") is made by the above parties on ____ 2014.

1.	Background

1.1	The Vessels. The Borrowers have entered into or will enter in a memorandum of agreement for the purchase of the Vessels (as defined below).

1.2	The Facility. The Lenders have agreed to grant the Facility to the Borrowers, subject to the terms and conditions of this Agreement for the purpose of financing the Vessels.

1.3	The Charter Parties. It is a condition for the Facility that the Vessels will be on time charter to Nordic Bulk Carrier A/S for the full term of the Facility at a rate acceptable to the Lenders and with a profit split of at least 50/50 in favour of the Borrowers.

1.4	The Technical Managers. The existing technical management agreements for the Vessels will be transferred to the Borrowers at their cost on delivery. It is assumed that the technical management of the Vessels will be transferred to Seamar Management S.A. (a subsidiary of Bulk Partners (Bermuda) Ltd.) at a later stage.

2.	Definitions

2.1	Definitions. In this Agreement, unless the context otherwise requires:

"Additional Security" means security in such form as the Agent in its discretion may approve and which may be accepted by the Finance Parties as security for the Borrowers' obligations under the Agreement;

"Affiliate" means in respect of a company (the "Relevant Company")

a)	any Parent of the Relevant Company and any other Subsidiary of such Parent; and

b)	any Subsidiary of the Relevant Company;

"Agent" means Nordea Bank Danmark A/S a company incorporated under the laws of Denmark with registration number 13522197 and having its registered office at Strandgade 3, 1401 København K and its successors and assignees;

"Agreement" means this facility agreement including its Schedules as amended, supplemented and varied from time to time;

"Applicable Margin" means 2.50% (two point fifty per cent) per annum;

"Banking Day" means a day on which dealings are carried on in the Copenhagen interbank market and on which banks are open for all banking business in London and New York.

"Borrowers" means

a)	Nordic Bulk Bothnia Ltd., a company incorporated under the laws of Bermuda with registration number 48365 and having its registered office at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda; and

b)	Nordic Bulk Barents Ltd, a company incorporated under the laws of Bermuda with registration number 48367 and having its registered office at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda;

"Breakage Costs" means the amount (if any) by which:

a)	the interest (excluding the Applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its Participation in a Loan to the last day of the current Interest Period in respect of that Loan, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Banking Day following receipt or recovery and ending on the last day of the current Interest Period;

"Charterer" means Nordic Bulk Carriers A/S, a company incorporated under the laws of Denmark with registration number 32081487 and having its registered office at Tuborg Havnevej 4, 1., 2900 Hellerup;

"Charter Parties" means the time charter parties entered into or to be entered into between each of the Borrowers and the Charterer and in respect of the Vessels, such Charter Parties to be in a form and substance acceptable to the Agent.

"Code" means the US Internal Revenue Code of 1986.

"Commitment Period" means the period from the date of this Agreement to 31 January 2014 unless extended by the Lenders;

"Commitment" means USD 13,000,000 as repaid, reduced or cancelled in accordance with the Agreement;

"Costs" means all documented costs, expenses, disbursements, payments, charges, losses, demands, claims, liabilities, penalties, fines, damages, judgments, orders, sanctions, taxes, fees (including court fees and legal fees) and any other outgoings of whatever nature;

"Deposit Accounts" means the Borrowers' USD bank accounts with account numbers 5036462207 (Nordic Bulk Bothnia Ltd.) and 5036462223 (Nordic Bulk Barents Ltd.) and IBAN no.'s DK29200005036462207 (Nordic Bulk Bothnia Ltd.) and DK29200005036462223 (Nordic Bulk Barents Ltd.) held with the Agent;

"Earnings" means all money whatsoever due or to become due to or for the account of any of the Borrowers or the Charterer at any time arising out of the use or operation of the Vessels or any of them or otherwise in connection with the Vessels or any of them including (but not limited to) all freight, hire, damages, liquidated damages, compensation, agreed compensation, passage money, demurrage, detention money and any other rights or benefits:

a)	under any of the Charter Parties, any Vessel Employment Contract or any Pool Agreement;

b)	in respect of any salvage or towage services;

c)	under any Insurance in respect of loss of Earnings; and/or

d)	in the event of requisition of the Vessels or any of them for hire;

"Earnings Accounts" means the Borrowers' USD bank accounts with account numbers 5036462215 (Nordic Bulk Bothnia Ltd.) and 5036462231 (Nordic Bulk Barents Ltd.) and IBAN no.'s DK1720005036462215 (Nordic Bulk Bothnia Ltd.) and DK29200005036462231 (Nordic Bulk Barents Ltd.) held with the Agent;

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

c)	land (including, without limitation, land under water);

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

"Environmental Law" means any applicable law or regulation which relates to:

a)	the pollution or protection of the Environment;

b)	the conditions of the workplace; or

c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste;

"Environmental Permits" means any permit and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Obligors;

"Event of Default" means any of the events listed in Clause 26.1 (Events of Default);

"Excess Cash" means the Free Cash of the Borrowers on each day falling 3 Banking Days before each Repayment Date less the interest and the instalment due under this Agreement on such Repayment Date;

"Facility" means the term loan facility as described in Clause 3.1 (The Facility) of the Agreement as the same may from time to time be reduced or cancelled;

"Fair Market Value" means the fair market value of the Vessels which shall be determined at any such time as the Agent may determine based on the average of 2 (two) valuations by independent sale and purchase shipbrokers as may from time to time be appointed by the Agent from the list set out in Schedule 3 - List of Shipbrokers.

The valuations shall be made with or without physical inspection of the Vessels (as the Agent may decide), on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer, and on an "as is where is" basis free of any existing charter or other contract of employment. If it is not possible for the shipbrokers to determine the market value on a willing seller/willing buyer basis, the valuations shall be based on the shipbrokers estimates.

If any of the shipbrokers listed in Schedule 3 - List of Shipbrokers are in the Agent’s discretion unable or unwilling to perform the valuation of the Vessels, or if either of them ceases to conduct their business, the Agent shall appoint new shipbrokers.

"FATCA" means:

a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

b)	any treaty, law, regulation or other official guidance enacted in any other juris-diction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of int erest and certain other payments from sources within the US), 1 July 2014;

b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

"FATCA payment" means either:

a)	the increase in a payment made by an Obligor to a Finance Party under Clause 13.9 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 13.10 (FATCA Deduction by Finance Party); or

b)	a payment under paragraph (d) of Clause 13.10 (FATCA Deduction by Finance Party).

"Final Repayment Date" means 15 December 2019;

"Finance Documents" means the Agreement and the Security Documents and any other document designated as a Finance Document by the Agent and the Borrowers;

"Finance Parties" means the Lenders and the Agent;

"Financial Indebtedness" means any indebtedness for or in respect of:

a)	moneys borrowed;

b)	any debit balances at banks or other financial institutions;

c)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

d)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

e)	any financial or capital leases;

f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

g)	any Treasury Transaction;

h)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

i)	any amount raised by the issue of redeemable shares which are redeemable;

j)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply;

k)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the GAAP; and

l)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs a) to k) above.

"Free Cash" means any cash held by any of the Borrowers on the Earnings Account with the Agent excluding any amounts on the Deposit Accounts.

"Freight Account" means the Charterer's USD bank account with account number 5036462258 and IBAN no. DK29200005036462258 held with the Agent;

"GAAP" means generally accepted accounting principles in the United States;

"Guarantee" means the guarantee as set out in Clause 18.1 (Guarantee);

"Guarantors" means the Borrowers and the Shareholder;

"Indebtedness" means the aggregate of all amounts from time to time outstanding, due, owing or payable to the Finance Parties from any of the Obligors (whether as principal or surety) whether actually or contingently under the terms of the Finance Documents and/or in connection therewith (including without limitation by way of principal, interest, default interest, other fees, Breakage Costs, transaction and enforcement costs (including legal fees) and any other Costs, Taxes, Tax indemnities, currency indemnities and any other indemnities and all claims for damages and other Costs in respect of any Event of Default or any other breach or default by an Obligor under the Finance Documents);

"Insurance" means all policies and contracts of insurance (including any Borrower's right under all entries in any protection and indemnity association or Club) which are from time to time taken out by or on behalf of the Borrowers or any of them in respect of the Vessels (or any of them) or their Earnings (including all the benefits thereof, any claims of whatsoever nature, and in all moneys or proceeds arising or payable therefrom) including without limitation any and all Insurance taken out pursuant to Clause 22 (Undertakings - Insurance);

"Interest Payment Date" means each Repayment Date;

"Interest Period" means each of the Interest Periods as described in Clause 7.3 (Interest Periods) of the Agreement;

“Interpolated Screen Rate” means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the three relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of 10.00 a.m. 2 (two) Banking Days before the relevant Interest Period.

"Lenders" means Nordea Bank Danmark A/S, a company incorporated under the laws of Denmark with registration number 13522197 and having its registered office at Strandgade 3, 1401 København K and any New Lender.

"LIBOR" means, in relation to any Loan:

a)	the applicable Screen Rate; or

b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

as of 10.00 a.m. 2 (two) Banking Days before the first day of the relevant Interest Period for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

"Loan" means each loan under the Facility allocated to a Vessel as set out in Clause 3.2 (Loans) made or to be made to a Borrower or, as the case may be, the outstanding principal amount of any such loan;

"Management Agreement" means any agreement entered into by any Borrower for any technical or commercial management of any of the Vessels or for the administration of any part of any Borrower's business;

"Managers" means any corporate manager, technical manager or commercial manager (other than the Borrowers) nominated as corporate, commercial or technical manager by the Borrowers and approved by the Lenders. Seamar Management S.A. has been approved as technical manager;

"Market Disruption" has the meaning given to it in Clause 7.5 of the Agreement;

"Mortgage" means each of the first priority ship mortgages granted or to be granted over the Vessels in favour of the Finance Parties and a deed of covenants collateral thereto, if customary in the jurisdiction of the Ship Registry, in the form set out in Exhibit 2 - Form of Mortgage, or such other form and substance satisfactory to the Agent;

"New Lender" shall have the meaning set out in Clause 28.1 (Assignment by a Lender) of the Agreement;

"Obligors" means the Borrowers and the Guarantors;

"Parent" means any person, company or other entity, which directly or indirectly holds or controls the majority of the shares or voting rights in another company or entity;

"Participation" means in relation to a Lender, the part of the Loans made available or to be made available by that Lender and thereafter the part of the Loans owing to that Lender from time to time;

"Party" means a party to this Agreement;

"Permitted Liens" means such maritime liens, retention rights or similar rights against any of the Vessels in favour of third parties which may arise in the ordinary course of operating any of the Vessels, provided however that such rights represent a Permitted Lien only if the underlying debt or payment obligation (i) has not yet fallen due for payment, or (ii) has been contested in good faith by the Obligors by legal action;

"Pool Agreements" means any agreement or other arrangement entered into by any Borrower or the Charterer concerning the sharing of any Earnings and/or expenses relating to any of the Vessels;

"Potential Event of Default" means any event which with the giving of notice, lapse of time, determination of materiality or other condition would constitute an Event of Default;

"Prohibited Person" means a person that is:

a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

c)	otherwise a target of Sanctions (namely a person with whom a US person or other national under the jurisdiction of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

"Regulations" means any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation, including capital adequacy requirements;

"Repayment Date" means each 15 March, 15 June, 15 September and 15 December. If a Repayment Date would otherwise not be a Banking Day, such Repayment Date shall be the next succeeding Banking Day;

"Sanctions" means the economic sanctions, laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority (whether or not any Obligor or any Affiliate of any Obligor is legally bound to comply with such laws, regulations, embargoes or measures).

"Sanctions Authority" means any of:

a)	the United States of America;

b)	the United Nations; or

c)	the European Union.

and includes any government entity of any of the above, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, the United Nations Security Council or the European Union.

"Sanctions List" means:

a)	the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC;

b)	the Consolidated List of persons, groups and entities subject to the European Union financial sanctions; or

c)	any similar list maintained by, or public announcement of Sanctions designation made by, any other Sanctions Authority.

"Schedules" mean the Schedules to the Agreement as listed under the content list of the Agreement;

"Screen Rate" means LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Shareholder and the Lenders.

"Security Agreement" means any security agreement entered into or to be entered into between (i) the Borrowers, (ii) the Lenders, (iii) the Agent in the form set out in Exhibit 3 - Form of Security Agreement or such other form as agreed by the Agent as amended, supplemented and varied from time to time including its schedules;

"Security Documents" means the documents listed in Clause 19.1 (Security Documents), and any other agreement or document that may be executed at any time by any Obligor or any other person or entity as security for all or any part of the Indebtedness;

"Security Interest" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having similar effect;

"Sellers" means

a)	K/S Danskib 78, a company incorporated under the laws of Denmark with registration no. 31635098 and having its registered office c/o Investeringsgruppen Danmark A/S, Tuborg Havnevej 18, 1, 2900 Hellerup, in respect of m.v. Nordic Bothnia; and

b)	K/S Danskib 80 a company incorporated under the laws of Denmark with registration no. 32151434 and having its registered office c/o Investeringsgruppen Danmark A/S, Tuborg Havnevej 18 1, 2900 Hellerup, in respect of m.v. Nordic Barents.

"Shareholder" means Bulk Partners (Bermuda) Ltd., a company incorporated under the laws of Bermuda with registration number 42004 and having its registered office at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda;

"Ship Registry" means the Panama Ship Registry or such other ship registry as may be approved by the Lenders;

"Subsidiary" means a company or other entity in which a person, a company or any other entity from time to time directly or indirectly holds or controls the majority of the shares or the voting rights;

"Taxes" means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge (other than taxes on the overall net income of the Lenders);

"Total Loss" means in relation to a Vessel:

a)	the actual, agreed, constructive, compromised or arranged total loss of the Vessel;

b)	the abandonment or condemnation of the Vessel;

c)	the requisition for title or other compulsory acquisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel by any government entity or other competent authority, whether de jure or de facto;

d)	the hijacking, theft, capture or seizure of the Vessel, unless the Vessel be released and restored to the relevant Obligor from such hijacking, theft, capture or seizure within 30 (thirty) days after the occurrence thereof;

“Total Loss Date” means, in relation to a Vessel:

a)	in the case of an actual loss of such Vessel, the date on which it occurred or, if that is unknown, the date when such Vessel was last heard of;

b)	in the case of a constructive, compromised, agreed or arranged total loss of such Vessel, the earliest of:

i)	the date on which a notice of abandonment is given to the insurers; and

ii)	the date of any compromise, arrangement or agreement made by or on behalf of the owner of such Vessel with such Vessel's insurers in which the insurers agree to treat such Vessel as a total loss; and

c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

"Transfer" shall have the meaning set out in Clause 28.1 (Assignment by a Lender) of the Agreement;

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Utilisation" means a utilisation of the Facility;

"Utilisation Date" means the Banking Day upon which a Borrower has requested that a Loan be advanced to it or, as the context requires, the date on which such Loan is actually advanced;

"Utilisation Request" means a notice substantially in the form set out in Exhibit 1 - Form of Utilisation Request;

"US Tax Obligor" means:

a)	a Borrower which is resident for tax purposes in the United States of America; or

b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

"Vessel Employment Contracts" means any bareboat, time or voyage charter, contract of affreightment, bill of lading, pooling arrangement or other contract for the employment or operation of the Vessels or any of them or any other agreements concerning the transport of any cargo on board the Vessels;

"Vessels" means each of the following vessels:

Vessel	Owner	Ship Registry	IMO No.
m.v. Nordic Bothnia	Nordic Bulk Bothnia Ltd.	Panama	9079157
m.v. Nordic Barents	Nordic Bulk Barents Ltd.	Panama	9079169

and such other vessels as may, from time to time, be approved by the Finance Parties and mortgaged in favour of the Finance Parties as security for the Indebtedness, in each case until the Mortgage relating to such Vessel has been deleted in the appropriate Ship Registry (as far as such Vessel is concerned).

2.2	Construction. In the Agreement, unless the context otherwise requires,

a)	the "Agent", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

b)	"assets" includes present and future properties, revenues and rights of every description;

c)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

d)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

e)	references to a "person" includes any person, individual, firm, partnership, joint venture, company, corporation, trust, fund, body corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality);

f)	a provision of law is a reference to that provision as amended or re-enacted;

g)	a time of day is a reference to Copenhagen time;

h)	words denoting the singular number shall include the plural and vice versa;

i)	all references to the Clauses, Schedules and Exhibits are references to the clauses, schedules and exhibits to this Agreement;

j)	clause and schedule headings are for ease of reference only and shall not be considered when construing the terms of the Agreement; and

k)	an Event of Default is "continuing" if it has not been remedied or waived.

3.	The FacilitY

3.1	The Facility. Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers a term loan facility in the amount of USD 13,000,000 (in writing: United States Dollars thirteen million).

3.2	Loans. A Loan will be allocated to each of the Vessels and borrowed by each of the Borrowers as follows:

Vessel	Loan	Borrower
m.v. Nordic Bothnia	USD 6,500,000	Nordic Bulk Bothnia Ltd.
m.v. Nordic Barents	USD 6,500,000	Nordic Bulk Barents Ltd

3.3	Finance Parties' obligations several. The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations does not affect the obligations of any other Finance Party or the Obligors under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

3.4	Force majeure. A Finance Party can in no circumstances be made liable for damage or loss due to legal provisions, public measures or the like, actual or imminent war or similar situations, revolt, civil unrest, lock-out, natural catastrophe, Acts of God, computer breakdowns or acts or omissions by third parties, who are beyond such Finance Party's direct control, including strike, boycott or blockades, all irrespective of whether such party is a party to conflicts arising and have given cause to such conflicts and irrespective of whether conflicts arising affect only such Finance Party or any part of the functions of the Finance Party in question.

3.5	Obligors' agent. Each Obligor (other than the Shareholder), by its execution of this Agreement, irrevocably appoints the Shareholder to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

a)	the Shareholder on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

b)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Shareholder,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Shareholder or given to the Shareholder under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Shareholder and any other Obligor, those of the Shareholder shall prevail.

4.	Purpose

4.1	The purpose. The amounts borrowed under the Facility shall be used for financing the Vessels in connection with the Borrowers acquisition thereof from the Sellers.

5.	Conditions for utilisation

5.1	Maximum number of Utilisations. The Facility may be drawn in two Loans, one in connection with the delivery of each Vessel.

5.2	3 Banking Days prior to first Utilisation. The Borrowers may not deliver a Utilisation Request and no Finance Party shall be under any obligation to accept or act in accordance with a Utilisation Request unless the Agent has received, in form and substance satisfactory to the Agent and all Lenders, all of the documents and other evidence listed in Part A of Schedule 1 - Conditions Precedent not later than 10.00 a.m., Copenhagen Time, 3 (three) Banking Days prior to the first Utilisation Date.

5.3	Simultaneously with each Utilisation. No Lender has any obligation to make available any Loan in respect of a Vessel unless the Agent has received, in form and substance satisfactory to the Agent all of the documents and other evidence listed in Part B of Schedule 1 - Conditions Precedent in respect of such Vessel no later than simultaneously with the Utilisation of such Loan.

5.4	Further conditions precedent. The Lenders will only be obliged to make available their participation in a Utilisation if on the date of the Utilisation Request and on the proposed Utilisation Date:

a)	the representations of the Obligors under the Finance Documents are true and accurate with respect to the circumstances existing at that date and will in all material respects be true and correct immediately after the relevant Utilisation; and

b)	the position of the Obligors has not materially deteriorated financially or otherwise in the Agent's opinion; and

c)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the utilisation; and

d)	no unforeseen occurrences or changes in legislation or events outside the control of the Lenders either preventing the Lenders from advancing or funding the Utilisation; and

e)	all fees and legal costs which have become due and payable under this Agreement have been paid; and

f)	the Agent has received such additional documents, opinions, certificates authorisations or assurances as the Agent may reasonably require.

5.5	Waiver of conditions precedent. The conditions specified in this Clause 5 (Conditions for Utilisation) are solely for the benefit of the Lenders and may be waived in whole or in part and with or without conditions by the Agent.

5.6	Confirmation. The Agent will promptly notify the Lenders when the Agent considers that the conditions have been satisfied and the other Lenders shall at the request of the Agent confirm whether they consider such conditions precedent as being fulfilled.

6.	Utilisation

6.1	Delivery of a Utilisation Request. A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request in the form set out in Exhibit 1 - Form of Utilisation Request not later than 10:00 a.m. Copenhagen time 3 (three) Banking Days prior to the proposed Utilisation Date, which must be a Banking Day.

If the conditions set out in this Agreement have been met, the Lenders shall make each Loan available by the relevant Utilisation Date

6.2	Distribution of Loan proceeds. The proceeds of each Loan shall first be used for payment directly to the Sellers towards settlement of the purchase price for the relevant Vessel.

6.3	Cancellation of Commitment. Any part of the commitment which is unutilised at the end of the Commitment Period shall be immediately cancelled.

7.	Interest

7.1	Interest rate. Subject to Clause 7.5 (Market Disruption), the rate of interest applicable to each Loan for each Interest Period applicable to such Loan shall be the rate per annum calculated by the Agent as the aggregate of USD 3 months LIBOR and the Applicable Margin.

7.2	Payment of interest. The Borrowers shall pay accrued interest on each Loan in arrears on each Interest Payment Date in respect of such Loan.

7.3	Interest Periods. Interest Periods for each Loan shall be determined as follows:

a)	Duration. The Interest Periods in respect of each Loan shall be 3 (three) months or such other period as the Borrowers and the Agent acting upon instructions of all Lenders may agree. Each three months Interest Period shall end on a Repayment Date.

b)	First Interest Period for each Loan. Notwithstanding the aforesaid, the first Interest Period for each Loan shall be from and including the Utilisation Date of such Loan to the first Repayment Date.

c)	Non-Banking Day. If an Interest Period would otherwise end on a day, which is not a Banking Day, such Interest Period shall end on the next succeeding Banking Day in that calendar month (if there is one) or the immediately preceding Banking Day (if there is not).

d)	No corresponding day. If an Interest Period commences on the last Banking Day of a calendar month or if there is no corresponding day in the month in which it is to end, it shall end on the last Banking Day of the relevant calendar month.

e)	Final Repayment Date. No Interest Period may extend beyond the Final Repayment Date.

f)	Notification. The Agent will notify the Lenders of the Interest Periods and each rate of interest determined in accordance with this Agreement upon the determination thereof.

7.4	Default rate. If an Obligor fails to pay to any Finance Party any part of the Indebtedness due under the Finance Documents promptly when due, the Obligor shall, from the date when such part of the Indebtedness fell due, pay interest on the unpaid sum in the currency in which it fell due up to the date of actual payment, at a rate which is LIBOR plus a margin of 5% (five per cent) per annum for such interest periods as the Agent may decide. Any interest accruing under this Clause 7.4 shall be immediately payable by the Obligor on demand by the Agent.

7.5	Market disruption. If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

a)	the Applicable Margin; and

b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

In this Agreement "Market Disruption Event" means:

a)	at or about noon 2 (two) Banking Days before commencement of the relevant Interest Period neither the Screen Rate nor the Interpolated Screen Rate is available for the relevant currency and Interest Period; or

b)	before close of business in Copenhagen 2 (two) Banking Days before the relevant Interest Period, the Agent receives notification from a Lender that the Lender determines that the cost to it for funding the Loan from whatever source it may select would be in excess of LIBOR.

7.6	Alternative basis of interest or funding. If a Market Disruption Event occurs and the Agent or the Shareholder so requires, the Agent and the Shareholder shall enter into negotiations (for a period of not more than ten days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to this Clause shall, be subject to the consent of all the Lenders and the Shareholder.

8.	Repayment

8.1	Repayment. Each Borrower shall repay each Loan on the Repayment Dates to the Lenders through the Agent by instalments, each in an amount of USD 156,250, and a balloon payment of USD 2,750,000 payable on the Final Repayment Date as set out in Schedule 2 - Payment Schedule. The first instalment on each Loan shall be paid on 15 March 2014.

8.2	Cash sweep. For each Borrower in respect of each Loan, commencing on 15 March 2014, any Excess Cash of such Borrower on any Repayment Date (as calculated by the Agent three Banking Days prior to the relevant Repayment Date) in excess of USD 750,000 shall be applied towards prepayment of the relevant Loan, but shall not be subject to any Breakage Costs, considering that payment is made on a Repayment Date.

Any such prepayment shall be applied against the instalments on each Loan in inverse order of maturity, so that the balloon payment is prepaid first.

The cash sweep shall be made simultaneously with the payment of instalments and interest on the relevant Repayment Date and the Obligors hereby authorise the Agent to apply the Excess Cash as set out in this Clause 8.2.

Each Borrower shall no later than two Banking Days prior to each Repayment Date provide the Agent with a calculation of the Excess Cash on such Repayment Date.

8.3	Profit split. A 80/20 profit split has been agreed between the Borrowers and Lenders in respect of the proceeds from the Borrowers' sale of the Vessels after:

a)	any brokers commissions related to such sales excluding any brokers commissions payable to the Shareholder or any of its Affiliates in connection with such sale;

b)	repayment of the Loans and any other Indebtedness under this Agreement; and

c)	the Shareholder has received a return on the equity invested by the Shareholder in the Borrowers of 17.50% per annum.

Accordingly, 20% of any proceeds from the sale of both of the Vessels after deduction of the amounts listed under a) to c) above shall be paid to the Agent for the account of the Lenders.

On the date of completion of the sale of a Vessel, the purchase price for the Vessel shall be paid in full into the applicable Deposit Account (subject to payment of any broker fees agreed by the Agent) and be used firstly to repay the Indebtedness and secondly any excess amount shall be applied towards payment of the amount set out in paragraph c) above and thirdly any excess amount shall be shared between the Lenders and the Shareholder with 20% to the Lender and 80% to the Shareholder.

8.4	Final Repayment Day. The Facility shall be repaid in full no later than on the Final Repayment Date of the Facility.

9.	Voluntary prepayment and cancellation

9.1	Voluntary prepayment. A Borrower may, by giving the Agent not less than 14 (fourteen) Banking Days prior written notice, prepay the whole or part of a Loan on an Interest Payment Date, provided that such prepayment is in a minimum amount of USD 1,000,000 (in writing: United States Dollars one million).

9.2	Voluntary cancellation. A Borrower may, by giving the Agent not less than 14 (fourteen) Banking Days prior written notice, cancel all or part of the Facility, but if in part, in a minimum of USD 1,000,000 (in writing: United States Dollars one million).

9.3	Notice irrevocable. Any notice of prepayment or cancellation by a Borrower shall be irrevocable, shall specify the date on which the prepayment or cancellation is to be made and the amount of the prepayment or cancellation, and shall oblige the relevant Borrower to make that prepayment or cancellation. The Agent shall promptly notify the Lenders of receipt of any such notice.

10.	Mandatory prepayment and cancellation

10.1	Sale of a Vessel. In the event of a sale of a Vessel, the Loan relating to such Vessel shall be automatically cancelled and the relevant Borrower shall prepay the Loan relating to such Vessel in full no later than simultaneously with the transfer of title to the Vessel. The remaining proceeds of such sale of a Vessel, if any, shall be applied to prepay and cancel the Loan relating to the other Vessel.

10.2	Total Loss. If a Vessel becomes a Total Loss, the Loan allocated to such Vessel shall be cancelled and the relevant Borrower shall prepay the Loan relating to such Vessel, no later than:

a)	within 1 (one) month after the Total Loss Date in respect of such Total Loss, if and to the extent that such prepayment, in the reasonable opinion of the Agent, is not covered by insurance proceeds payable in respect of such Total Loss; and

b)	if and to the extent such prepayment is covered by insurance in the reasonable opinion of the Agent, on the earlier of

i)	the date on which payment is received from the insurers and

ii)	6 (six) months after the Total Loss Date, provided, however, that such period shall be extended to 12 (twelve) months after the Total Loss Date, if the Agent receives such confirmation of cover from the relevant insurers as the Agent may reasonably require.

The remaining insurance proceeds, if any, shall be applied to prepay and cancel the Loan relating to the other Vessel.

10.3	Illegality. If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

b)	upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately cancelled; and

c)	the Borrowers shall repay that Lender's participation in the Loans made to the Borrowers on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

To the extent possible pursuant to the relevant Regulation, the affected Lender, the Agent and the Shareholder shall in good faith negotiate for a period of 30 (thirty) days in order to seek to restructure the Facility to avoid any illegality.

11.	General terms of prepayments and cancellations

11.1	Application. Except for prepayments or cancellations pursuant to Clauses 10.1 (Sale of a Vessel) and 10.2 (Total Loss), any prepayment or cancellation of the Facility shall be applied against the individual Loans on a pro rata basis and shall reduce the instalments (including the balloon) of each Loan in inverse order of maturity (i.e. the balloon payment first).

11.2	Additional payments. Any prepayment under this Agreement (including prepayments under Clause 9 (Voluntary prepayment or cancellation), Clause 10 (Mandatory prepayment or cancellation) and in case of an Event of Default shall be made together with accrued interest on the amount prepaid, Breakage Costs and any other Indebtedness relating thereto, provided that no Breakage Costs has to be paid subject to and in accordance with Clause 8.2 (Cash Sweep), considering that such payments are made on a Repayment Date.

11.3	No utilisation of cancelled Facility. The Borrowers may not utilise any part of the Facility, which have been cancelled.

11.4	No re-borrowing of Loans. Any part of the Loans repaid or prepaid under this Agreement may not be re-borrowed.

12.	Tax gross-up and Indemnities

12.1	Definitions. In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

12.2	Tax gross-up.

a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

b)	Each Obligor shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to the Lender. If the Agent receives such notification from a Lender, it shall notify the Shareholder.

c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.3	Tax indemnity.

a)	The relevant Obligor shall (within 3 (three) Banking Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

b)	Paragraph a) above shall not apply:

i)	with respect to any Tax assessed on a Finance Party:

1.	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

2.	under the law of the jurisdiction in which that Finance Party's facility office is located in respect of amounts received or receivable in that jurisdiction if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up), Clause 13.1 (FATCA Deduction and gross-up by Obligor) or paragraph b) of Clause 13.2 (FATCA Deduction by Finance Party); or

iii)	relates to a FATCA Deduction required to be made by a Party; or

iv)	is compensated for by a payment under paragraph d) of Clause 13.2

c)	A Protected Party making, or intending to make, a claim under paragraph a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Shareholder.

12.4	Tax Credit. If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the relevant Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the relevant Obligor.

12.5	Tax Credit and FATCA. If an Obligor makes a FATCA Payment and the relevant Finance Party determines that:

a)	a Tax Credit is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the FATCA Payment not been required to be made by the Obligor.

13.	FATCA

13.1	FATCA Deduction and gross-up by Obligor. If an Obligor is required to make a FATCA Deduction;

a)	that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

b)	the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

c)	the Shareholder shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party it shall notify the Shareholder and that Obligor.

d)	within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

13.2	FATCA Deduction by a Finance Party. The Finance Parties may make a FATCA deduction as set out below:

a)	Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Agent.

b)	If the Agent is required to make a FATCA Deduction in respect of a payment to a Finance Party under Clause 17.4 (Distributions by the Agent) which relates to a payment by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

c)	The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Finance Party under Clause 17.4 (Distributions by the Agent) which relates to a payment by an Obligor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Shareholder, the relevant Obligor and the relevant Finance Party.

d)	The Shareholder shall (within three Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

e)	A Finance Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the Shareholder.

14.	Increased costs

14.1	Increased costs. Subject to Clause 14.4 below, the Borrowers shall, within 3 (three) Banking Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) Basel III.

14.2	Definitions. In Clause 14.1

"Increased Costs" means:

a)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

b)	an additional or increased cost; or

c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

“Basel III” means:

a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

14.3	Increased cost claims. A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Shareholder.

Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.4	Exceptions. Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

a)	compensated for by Clause 12.2 (Tax gross up) or 12.3 (Tax indemnity);

b)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.	Other Payment obligations

15.1	Currency indemnity. The Obligors shall indemnify the Finance Parties against any Costs suffered as a result of a judgement or award being awarded or enforced against any Obligor in any currency other than in the relevant currency in which such amount is outstanding under the Finance Documents.

15.2	Breakage costs. The Obligors shall, within 3 (three) Banking Days of demand by the Agent, pay to the Agent for the account of each Lender, such Lender's Breakage Costs attributable to all or any part of a Loan being paid by the Obligors on a day other than the last day of an Interest Period for that Loan.

15.3	VAT. All amounts set out or expressed in a Finance Document to be payable by any Obligor to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, if VAT is or becomes chargeable on any supply made by any Finance Party to any Obligor under a Finance Document, that Obligor shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Obligor). If any amounts payable by the Obligors under this Agreement or any fees of the Agent's suppliers (including any legal fees) are charged exclusive of VAT, the Obligors shall indemnify the Agent and its suppliers (including its legal counsel) if it is later determined payments are subject to VAT. The Agent's suppliers (including its legal counsel) shall be entitled to rely on this provision.

15.4	Other indemnities. The Obligors shall, on demand from the Agent, indemnify the Finance Parties from and against any Costs which may be suffered, incurred or paid by any of the Finance Parties at any time (whether before or after the repayment of the Loans) relating to, or arising directly or indirectly from

a)	the occurrence of any Event of Default;

b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

c)	any claw back or re-distribution of any payment received by a Finance Party pursuant to Clauses 17.5 (Clawback) or 17.7 (Redistribution);

d)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower;

f)	the Obligors' violation of any Regulations, including without limitation any environmental regulations; or

g)	any other claim, if such claim would not have been or been capable of being made or asserted against the Finance Parties if they had not entered into the Finance Documents and/or exercised any of their rights and/or performed any of their obligations thereunder, provided any such claim arises out of or in connection with the Facility.

15.5	Transaction and enforcement costs. The Obligors shall on demand from the Agent, pay and indemnify the Finance Parties against any reasonable Costs suffered, incurred or paid by the Finance Parties in connection with:

a)	the negotiation, preparation, execution, perfection, registration and filing of the Finance Documents and all documents and agreements relating thereto;

b)	any amendment or variation of or any release, waiver or consent under any of the Finance Documents;

c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents and/or investigating any Event of Default or Potential Event of Default.

16.	Mitigation by the Lenders

16.1	Mitigation. Each Finance Party shall, in consultation with the Shareholder, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10.3 (Illegality), Clause 12 (Tax Gross-up and Indemnities) or Clause 14.1 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or facility office. This Clause 16.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Indemnity. The Obligors shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

16.3	Limitation of obligations. A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	Payment terms and procedures

17.1	Payment through the Agent. All payments by the Obligors to the Finance Parties or by the Finance Parties to the Obligors under the Finance Documents shall be paid through the Agent.

17.2	Currency. All payments of principal, interest and fees to be made by the Obligors shall be made in the currency of the Loans. All payments of Costs shall be made in the currency in which the same were incurred. All other payments (if any) shall be made in the currency of the Loans.

17.3	Due date. All payments to be made by the Obligors or the Lenders hereunder shall be made for value on the due date in immediately available funds to such account as the Agent may from time to time designate and at the time specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

17.4	Distributions by the Agent. Each payment received by the Agent under the Finance Documents for another Party shall be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than 5 (five) Banking Days' notice. Payments received by the Agent for the account of the Lenders shall be distributed to the Lenders according to their respective Participation in the Loans.

17.5	Clawback.

a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.

b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

17.6	Application of payments. If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

The Agent shall, if so directed by the Lenders, vary the order set out in paragraphs a)-d) above.

The above will override any appropriation made by an Obligor.

17.7	Redistribution. If a Finance Party receives or recovers an amount (including by way of set off) from any Obligor other than in accordance with Clause 17.1 (Payments through the Agent) in respect of the Finance Documents or any excess amount through the Agent, such Finance Party shall promptly pay such amount to the Agent and the amount shall be redistributed in accordance with this Agreement and any agreement between the Finance Parties, unless

a)	the receiving Finance Party has received or recovered an excess amount as a result of any legal action if the other Finance Parties had an opportunity to participate in such action but did not (in which event the excess amount shall first be used to repay the Indebtedness to the receiving Finance Party and secondly to repay the Indebtedness to the other Finance Parties); or

b)	the receiving Finance Party would not, after making any payment pursuant to this Clause 17.7, have a valid and enforceable claim against the Obligors. The Finance Parties will make such transfers of the outstanding Indebtedness between the Finance Parties, which shall be necessary to achieve the redistribution contemplated by this Clause 17.7.

In the event of redistribution by the Agent pursuant to this Clause 17.7 of a payment received by a Finance Party from an Obligor, then as between the relevant Obligor and such Finance Party, such redistributed amount will be treated as not having been paid by that Obligor.

17.8	Non Banking Day. If any sum payable by the Obligors under this Agreement shall become due on a day which is not a Banking Day, the due date shall be the next succeeding Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not).

17.9	Calculation of interest. Any interest, commission or fee accruing under this Agreement shall be calculated on the basis of the actual number of days elapsed and a year of 360 (three hundred and sixty) days.

17.10	No set-off by the Obligors. All payments to be made by the Obligors under the Finance Documents shall be made without set-off or counter-claim.

17.11	Set-off by the Finance Parties. The Obligors authorise each of the Finance Parties (with notice) to apply any credit balance (whether or not then due) which is at any time held by any of the Finance Parties for the account of any of the Obligors at any office of any of the Finance Parties in any country in or towards satisfaction of any sum then due from any of the Obligors to the Finance Parties under the Finance Documents (regardless whether such sum is due in another currency). The Finance Parties are each authorised to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

17.12	Evidence of calculations. The certificate of the Agent as to any calculation of any interest rate or any amount payable pursuant to the Finance Documents shall be conclusive and binding upon the Obligors in the absence of manifest error and the Obligors shall pay all interests and other amounts due under the Finance Documents in accordance therewith.

18.	guarantee

18.1	Guarantee. Each Guarantor unconditionally and irrevocably, jointly and severally:

a)	guarantees as primary and jointly liable obligor (in Danish: solidarisk ansvarlig selvskyldnerkautionist) and not only as surety, to the Finance Parties the due and punctual performance by each Borrower of all of its obligations under or in respect of this Agreement and the other Finance Documents;

b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor (including without limitation any principal, interest, prepayment fees, default interest, Breakage Costs and any other Costs in respect of any Event of Default or any other breach or default under the Finance Documents or any other part of the Indebtedness; and

c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.

18.2	Limitation of Shareholder's Guarantee. The Shareholder's obligations pursuant to the Guarantee provided pursuant to this Clause 18 shall be limited to the Indebtedness at the time when the first call is made under the Guarantee less USD 5,500,000 (the "Shareholder's Guaranteed Amount"). After the first demand has been made under this Guarantee, the Shareholder's Guaranteed Amount shall only be reduced by payments from the Shareholder, the Borrowers or any third party, provided, however, the Shareholder's Guaranteed Amount shall not be reduced by any repayment or prepayment in connection with any sale of a Vessel or any enforcement of proceeds from any enforcement of the Security Documents or any other Security. The Borrowers' obligations under this Guarantee shall be unlimited.

18.3	Immediate recourse. The Finance Parties shall not be required to take any action against the Borrowers or any other guarantor or enforce any other Security Documents before claiming from a Guarantor under this Guarantee.

18.4	No limitation on number of demands. Demands under this Guarantee may be made by the Agent on behalf of the Finance Parties from time to time and there shall be no limitation on the number of demands which can be made hereunder.

18.5	No discharge. This Guarantee shall be effective as of the date hereof and shall continue in effect until the Indebtedness have been paid in full. The obligations of each Guarantor under the Guarantee will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under the Guarantee (without limitation and whether or not known to it or any Finance Party including:

a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor;

c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

g)	any insolvency or similar proceedings.

18.6	Reinstatement. If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under the Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.7	Cash collateral. If an Event of Default has occurred, the Agent, on behalf of the Finance Parties and without prejudice to any other rights or remedies available under the Finance Documents or otherwise under law, shall be entitled to call immediately an amount equal to the Indebtedness from the Guarantors and hold the proceeds in escrow as cash collateral in respect of the Borrowers' performance under the Finance Documents.

18.8	Subordination. Any right of recourse by any Guarantor for any part of the Indebtedness paid by such Guarantor shall be subordinated to the Indebtedness.

18.9	Deferral of Guarantor's rights. Until all of the Indebtedness has been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any right of recourse or any other rights which it may have by reason of performance by it of its obligations under the Guarantee set out in the Guarantee or any other obligations under the Finance Documents, including any right:

a)	to be indemnified by an Obligor;

b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under the Guarantee;

e)	to exercise any right of set-off against any Obligor;

f)	to claim or prove as a creditor of any Obligor in connection with any bankruptcy or other insolvency proceedings in competition with any Finance Party; and/or

g)	to take any steps towards any insolvency proceedings against any Obligor.

If a Guarantor receives any benefit, payment or distribution in relation to such rights, it shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with this Agreement.

18.10	Dividends. In case of any Obligor's bankruptcy or any other insolvency proceedings against any Obligor, the Finance Parties shall be entitled to receive all amounts by way of dividend or otherwise due from that Obligor's bankruptcy estate to the other Obligors and all such amounts shall be paid to the Agent or as the Agent may direct for application in accordance with this Agreement.

18.11	No Security. No Guarantor is entitled to obtain from any other Obligor any security for the Guarantor's right of recourse or any other rights which it may have by reason of performance by it of its obligations under the Guarantee.

19.	Security

19.1	Security Documents. The Indebtedness shall, as long as any amount is payable or may become payable under this Agreement, be secured by the following security duly executed and perfected and in a form and substance acceptable to the Agent (acting on instructions of the Lenders):

a)	Guarantee. The Guarantee from the Guarantors in the form as set out above in Clause 18 (Guarantee);

b)	Mortgages. A first priority cross-collateralized Mortgage together with a negative pledge over each Vessel in the form as set out in Exhibit 2 - Form of Mortgage;

c)	Assignment of Insurance. A first priority assignment of all insurances of each Vessel from all parties holding an interest in the insurances in the form as set out in Exhibit 3 - Form of Security Agreement;

d)	Assignment of Earnings. A first priority assignment of all earnings of the Vessels by the Borrowers and the Charterer including all Earnings under the Charter Parties, together with a negative pledge, such assignment and negative pledge to be notified to the Charterer and any other charterers (including sub-charterers) chartering any Vessel for a period in excess of 12 (twelve) months in the form as set out in Exhibit 3 - Form of Security Agreement;

e)	Pledge of accounts. A first priority pledge of the Deposit Accounts, the Earnings Accounts and the Freight Account in the form set out in Exhibit 3 - Form of Security Agreement;

f)	Assignment of shareholder loan. A first priority assignment of all debt owed by the Borrower to the Shareholder (in the form set out in Exhibit 3 - Form of Security Agreement);

g)	Charge of shares. A first priority charge of the shares in the Borrowers in the form set out in Exhibit 5 - Form of Share Charge;

h)	Managers' undertakings. A manager's undertaking by the technical manager of the Vessels in the form as set out in Exhibit 4 - Form of Manager's Undertaking.

19.2	Further assurances. The Obligors shall execute, register and deliver such other additional pledge instruments, mortgages, assignments and other security documents in favour of the Lenders as the Agent may from time to time reasonably request in order to better perfect the security listed in Clause 19.1 (Security Documents).

20.	Representations and Warranties

20.1	Status, powers and business of the Obligors. Each of the Obligors represents and warrants to the Finance Parties that:

a)	Incorporation. It is a limited liability company duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

b)	Legal, binding and enforceable obligations. The Finance Documents to which it is a party have been duly executed and constitute the legal, valid and binding obligations for it enforceable against it in accordance with their terms;

c)	Authorisations and filings. All authorisations, approvals, consents, licenses, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required by it in connection with the entering into, performance, validity, perfection and enforceability of the Finance Documents and the transactions contemplated thereby have been obtained and are in full force and effect;

d)	No conflict. The entering into and performance of the Finance Documents and the transactions contemplated hereby and thereby do not and will not conflict with (i) any Regulations, (ii) its memorandum and articles of association, or (iii) any agreement or document to which it is a party or which is binding upon it or any of its assets;

e)	No immunity. It is subject to civil and commercial law with respect to its obligations under the Finance Documents, and neither it nor any of its assets enjoy any right of immunity from set-off, suit or execution in respect of its obligations under the Finance Documents;

f)	No defaults. No event has occurred which constitutes a default under and in respect of any material agreement or document (including inter alia the Finance Documents) to which it is a party or by which it may be bound and no event has occurred which, with the giving of notice, lapse of time, or determination of materiality may constitute a default under or in respect of any such material agreement or document;

g)	No Insolvency. No bankruptcy or insolvency proceedings have been commenced or, to the knowledge of any Obligor, are threatening in relation to an Obligor;

h)	Anti-corruption law. Each Obligor has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws;

i)	Illegal or corrupt Practices. No offer, gift or payment, consideration or benefit of any kind, which constitutes an illegal or corrupt practice, has or will be made to anyone, either directly or indirectly, as an inducement or reward for the award or execution of this Agreement or any of the Finance Documents or the performance of any of the transactions contemplated thereby;

j)	No money laundering. In relation to the borrowing by each relevant Borrower of the Loans, the performance and discharge of each Obligor’s obligations and liabilities under the Finance Documents and/or the transactions and other arrangements effected or contemplated by the Finance Documents to which it is a party (as applicable):

i)	it is acting for its own account;

ii)	it will use the proceeds of the Loans for its own benefit under its full responsibility and exclusively for the purposes specified in this Agreement; and

iii)	the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council).

k)	Sanctions. No Obligor nor any of their respective directors, officers or employees nor, to the knowledge of any Obligor, any persons acting on any of their behalf:

i)	is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

ii)	owns or controls a Prohibited Person;

iii)	is in breach of Sanctions;

l)	No litigation. No action, suit, proceeding, litigation or dispute against it is currently taking place or pending or, to its knowledge, threatened nor is there subsisting any judgment or award against it before any court, board of arbitration or other body which, in either case, could or might result in any material adverse change in its business or condition (financial or otherwise);

m)	Tax compliance. It has to the best of its knowledge complied with all taxation laws in all relevant jurisdictions and has paid all taxes and other amounts due to governments and other public bodies, and no material claims are being asserted against it with respect to such taxes or other payments to public or governmental bodies;

n)	FATCA. It is not a FATCA FFI or a US Tax Obligor.

o)	No withholding. All amounts payable by it under the Finance Documents may be made free and clear of and without deduction for or on account of any tax or other duty due to a governmental or other public body;

p)	Annual accounts. Its latest annual accounts (if any) are complete and correct and fairly present the assets and liabilities, the financial position and the results of its operations and have been prepared in accordance with GAAP applied on a consistent basis with its annual accounts and financial statements for previous years, unless changes to such accounting principles are required by any Regulation;

q)	Truth of information provided. The information, exhibits or reports about it and its Subsidiaries furnished to the Finance Parties by it prior to the execution of this Agreement are true and correct and do not contain any misstatement of fact or omit to state a fact making such information, exhibits or reports materially misleading;

r)	No material adverse change. Since the Shareholder's annual report for December 31, 2012 there has been no material adverse change in its business, assets or financial condition, which has not been disclosed to the Lenders prior to the execution of this Agreement;

s)	Pari Passu. Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

t)	Single purpose. The Borrowers do not conduct any business or activity other than the ownership, chartering and operation of the Vessels and have no fixed assets other than the Vessels owned by them;

u)	Shareholder. As of the first Utilisation the shares and voting rights in the Borrowers will be owned directly or indirectly by 100% (hundred per cent) by the Shareholder and no Security Interest has been granted over such shares except in favour of the Finance Parties.

20.2	Repetition. The representations and warranties of each of the Obligors as set out in Clause 20.1 (Status, powers and business of the Obligors) shall be deemed to be made by reference to the facts and circumstances then existing on

a)	the date of each Utilisation Request; and

b)	the date of each Utilisation; and

c)	the first day of each Interest Period.

21.	undertakings - The vessels

21.1	Employment and management of the Vessels. Each of the Borrowers undertakes that for so long as any part of the Indebtedness remains outstanding, it shall (at its own cost) comply with the following undertakings:

a)	Management Agreements. It will ensure that the Vessels shall be commercially and technically managed by Managers acceptable to the Lenders and the Borrowers shall provide the Lenders with Management Agreements for the Lenders' approval. Any material amendment of any approved Management Agreements shall be subject to the prior written approval of the Lenders. No sub-management shall be allowed without the prior written consent of the Lenders. If any Management Agreement is terminated the Borrowers shall enter into a new Management Agreement with a new manager acceptable to the Lenders within the termination period set out in the relevant approved Management Agreement or, if the approved Management Agreement is terminated with immediate effect after the termination.

b)	Distribution of Earnings. It will ensure that all gross Earnings and other payments to the Borrowers deriving from the Vessels (excluding any commissions under any Vessel Employment Contracts or management fees under Management Agreements and/or Pool Agreements approved by the Lenders) shall be paid directly from the relevant charterer or pool manager to the Borrowers' accounts with the Agent.

c)	Bareboat charterparties. It will not permit the Vessels or any of them to be engaged on any bareboat charterparty nor any sub-bareboat charterparty, without the prior written consent of the Agent. Any amendment, termination or extension of such approved bareboat charterparty shall be subject to the Agent prior written approval.

21.2	Other undertakings. Each of the Borrowers undertakes that for so long as any part of the Indebtedness remains outstanding, it shall (at its own cost) comply with the following undertakings:

a)	No sale. It will not without the prior written consent by the Agent not to be unreasonably withheld sell or otherwise dispose of its Vessels or any of them, the Earnings, the Insurance or any part thereof or interest therein, provided that no consent shall be required for a sale of a Vessel if

i)	the sale is on an arm's length basis on market terms to a third party which is not in any way affiliated with any of the Obligors;

ii)	the proceeds from the sale are applied in accordance with Clause 10.1;

iii)	all Indebtedness relating the Loan relating to the relevant Vessel is prepaid in full; and

iv)	no Event of Default or an Potential Event of Default has occurred.

b)	Negative Pledge. It will not without the prior written consent of the Agent create any Security Interest over the Vessels or any of them, the Insurance or Earnings or suffer the creation of any such Security Interest to or in favour of any person, except as contemplated by the Security Documents and except for Permitted Liens.

c)	Maritime liens. It will pay and discharge or cause to be paid and discharged or contest in good faith all debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory liens on or claims enforceable against the Vessels or any of them.

d)	Repairers' liens. It will not without the prior written consent by the Agent not to be unreasonably withheld put any Vessel into the possession of any person for the purpose of work being done upon such Vessel in an amount exceeding USD 500,000 (except for any costs for dry-docking, which have been specified in the Borrowers' budgets approved by the Lenders) and which may cause any lien on the Vessel to be incurred unless such person shall first have given to the Agent in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel.

e)	Flag or registration and name. It shall ensure that the Vessels remains registered in the Ship Register and retains the right to fly their flag and it will not make any changes in the registration or the flag or the name of the Vessels or any of them without prior written consent of the Agent, such consent not to be unreasonably withheld.

f)	Inspection. It will permit each Lender or its representatives to inspect the Vessels at any time upon request by such Lender and it will not in any way restrict any Lender’s or its representatives’ access to the Vessels and to all class and insurance certificates and records whether or not being kept by third parties. The Borrowers shall pay the reasonable costs of one inspection of each of the Vessels by any Lender per year and such additional inspections as such Lender may carry out at any time after an Event of Default or a Potential Event of Default has occurred and is continuing.

g)	Class. It will ensure that the Vessels shall maintain their class as approved by the Agent or a similar class with such classification society as the Agent may have approved free of all overdue recommendations and qualifications of such classification society or if recommendations or qualifications have been imposed to take all steps necessary for the removal of these within reasonable time (and urgently if the nature of such recommendations or qualifications shall so require or if required by the Agent) and it will forward a certified copy of the classification certificates to the Agent as often as the Agent may request. The Borrowers will not change the class nor classification society of the Vessels or any of them without the prior written consent of the Agent, such consent not to be unreasonably withheld.

h)	Surveys. It will submit or procure the Vessels to be submitted regularly to such periodical or other surveys as may be required by applicable law, by insurers or for classification purposes and to supply to the Agent if the Agent shall so request copies of any survey reports issued in respect thereof.

i)	ISM and ISPS-Code. It will arrange for and procure the punctual approval and certification of the management organisation on shore and on board the Vessels and ensure that the Vessels are operated in accordance with the ISM-Code and ISPS-Code in force from time to time and will promptly notify the Agent of any breach thereof.

j)	Removal of parts. No Borrower shall (in the case of any Vessel owned by it) remove any material part of the Vessel, or any material item of equipment installed on, the Vessel unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Finance Parties and becomes on installation on the Vessel the property of the relevant Obligor and subject to the security constituted by the relevant Finance Documents.

k)	Third party owned equipment. Equipment owned by a third party shall not be installed on a Vessel if it cannot be removed without risk of causing damage to the structure or fabric of the Vessel or incurring significant expense.

l)	Prevention of and release from arrest. Each Borrower shall promptly (or, in the case of (i) below, contest in good faith) discharge:

i)	all liabilities which give or may give rise to maritime or possessory liens (including Permitted Liens) on or claims enforceable against the Vessel owned by it or the Earnings or the Insurances of that Vessel;

ii)	all taxes, dues and other amounts charged in respect of the Vessel owned by it, its Earnings or its Insurances; and

iii)	all other outgoings whatsoever in respect of the Vessel owned by it, its Earnings or its Insurances,

and, as soon as practicable upon receiving notice of the arrest or detention of a Vessel owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Obligor shall procure its release by providing bail or otherwise as the circumstances may require.

m)	Lay up. The Vessels shall not be cold laid up or deactivated.

n)	Compliance. It will ensure that the Vessels will comply with all relevant laws, regulations and requirements as are applicable to ships (i) registered under the same flag as such Vessels and (ii) engaged in the same or similar service as such Vessels are engaged in, including without limitation environmental laws and regulations, and will promptly notify the Agent of any breach thereof.

o)	No illegal trade or trade outside insurance cover. It will not operate the Vessels or any of them, or permit them to be operated, in any illegal trade or in a geographical area outside the scope of any of their Insurance or in any way which may jeopardise their insurance coverage, wholly or in part without first taking out additional insurance cover in respect of that employment in all respect to the satisfaction of the Agent and the Borrowers will promptly notify the Agent of any new requirement imposed by any broker, underwriter or association in relation to the Insurance.

p)	Limitations on employment in war zones. It will not during hostilities (whether or not a state of war shall formally have been declared and including, without limitation, any civil war) permit the Vessels or any of them to be employed in carrying any goods which may be declared to be contraband of war or which may render the Vessels or any of them liable to confiscation, seizure, detention or destruction, nor to permit the Vessels to enter any area which is declared a war zone by any governmental authority or by the Vessels' insurers unless that employment or voyage is either (a) consented to in advance and in writing by the underwriters of the Vessels' war risks insurance and fully covered by those insurance or (b) (to the extent not covered by those insurance) covered by additional insurance taken out by the Borrowers at the Borrowers' expense, which additional insurance shall be deemed to be part of the Insurance.

q)	Maintenance. It will ensure that the Vessels will be maintained and be in a good and efficient state of repair consistent with first class ship and management practice.

r)	Change of structure, type or speed. It will not make changes to the Vessels which alters the structure type or speed of the Vessels in any way, which may have a negative effect on the market value of such Vessels, unless otherwise agreed by the Agent.

s)	Notification of damage and claims. It will promptly notify the Agent of

i)	any intended dry docking of a Vessel or of a warm lay-up of a Vessel;

ii)	any damage to or alteration of the Vessels or any of them involving costs in excess of USD 500,000 regardless of whether the costs are paid by insurers;

iii)	any legal proceedings or arbitration involving the Vessels or any of them or any Borrower where the amount claimed by any party (ignoring any counterclaim or defence of set-off) exceeds or may reasonably be expected to exceed USD 500,000;

iv)	any environmental claims or incidents that in any material way affects it and/or the Vessels or any of them;

v)	any occurrence in consequence of which the Vessels or any of them have or may become a Total Loss;

vi)	any requisition of the Vessels or any of them;

vii)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms; and

viii)	any arrest, detention or seizure of the Vessels or any of them or any exercise or purported exercise of a lien on the Vessels or any of them or the Earnings or any part thereof which is not lifted forthwith.

and inform the Agent of which steps are being taken in this respect;

t)	Further information. It will furnish the Agent without undue delay with all such information as the Agent may from time to time reasonably require regarding the Vessels, their employment, position and engagements, including any particulars of all towages and salvages and documents relating to all charters and other contracts for their employment, or otherwise howsoever concerning the Vessels.

22.	undertakings - insurance

22.1	Insurance. Each of the Borrowers undertakes that for so long as any part of the Indebtedness remains outstanding, it shall (at its own cost) comply with the following undertakings:

a)	Required Insurance. It will take out and maintain or procure to be taken out and maintained the following insurance on its Vessels:

i)	Hull, machinery and equipment insurance (including hull interest insurance) (covering all fire and usual marine risks including excess risks);

ii)	War risk insurance (covering damage to hull and deprivations and blocking and trapping and protection and indemnity risks with a single and separate limit for the same amounts insured under war hull);

iii)	Protection and indemnity insurance (including freight interest and pollution risks); and

iv)	such additional insurance as a prudent shipowner would take out or as the Agent may reasonably require (including without limitation establishing appropriate COFR coverage or other coverage taken out by first class shipowner when entering the territorial waters of the United States);

b)	Mortgagee interest insurance and mortgagee additional perils insurance. It will pay to the Agent on demand all reasonable premiums and other amounts payable by the Agent in effecting and maintaining mortgagee interest insurance and mortgagee additional perils (pollution) insurance in respect of the Vessels in the name of the Finance Parties on such terms and conditions and through such brokers and with such insurers and underwriters as the Agent may in its discretion approve. The mortgagee interest insurance and mortgagee additional perils insurance in respect of each of the Vessels shall be in an amount of not less than the higher of (i) 110% (one hundred ten per cent) of the Loan relating to such Vessel and (ii) the market value of the Vessels as determined by the Agent.

c)	Terms and insurers. It will ensure that all Insurance to be taken out pursuant to this Clause 22.1 (Insurance) shall be on terms satisfactory to the Agent and through such brokers (if any), insurance companies, war risks and/or protection and indemnity associations as the Agent shall from time to time reasonably approve. Further, it will ensure that the insurers and/or brokers undertake to hold the policies and the benefit of such Insurance, to the order of the Agent in accordance with the loss payable clause. The Borrowers will not alter the terms of the Insurance nor allow any person to be co-assured under any of the Insurance without the prior written consent of the Agent.

d)	Insurance sums. It will ensure that the Insurance shall be denominated in the currency of the Loan and that the amount insured in respect of each of the Vessels shall be:

i)	Hull & machinery (including hull interest) and war risk: The higher of (1) 120% (one hundred twenty per cent) of the Loan relating to such Vessel and (2) the Fair Market Value of the Vessel as determined by the Agent;

ii)	Hull & machinery (excluding hull interest): At least 80% (eighty per cent) of the Fair Market Value of the Vessel determined by the Agent;

iii)	Protection and indemnity insurance: The highest amount available (for the time being USD 1,000,000,000 for oil pollution liability).

e)	Renewal. It will renew the Insurance at least 14 (fourteen) days before the relevant policies or contracts expire with insurers and on terms acceptable to the Agent and procure that the brokers and/or any war risks and protection and indemnity association with which the Insurance are effected, shall promptly confirm in writing to the Agent when each such renewal occurs.

f)	Premiums. It will punctually pay all premiums, calls, contributions or other sums in respect of the Insurance and produce all relevant receipts when so required by the Agent.

g)	Guarantees. It will arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risk association for or for the continuance of the Vessels' entry into such association.

h)	Fleet premium lien waiver. If any of the Insurance form part of a fleet cover, it will procure that the brokers, underwriters, protection and indemnity and/or war risks associations shall undertake to the Finance Parties that they shall neither set off against any claim in respect of the Vessels, any premiums or calls due in respect of other vessels or in respect of other Insurance nor cancel any of the Insurance by reason of non-payment of premiums or calls due in respect of other vessels or in respect of other Insurance.

i)	Settlement of claims. It will not without the prior written consent of the Agent settle, compromise or abandon any claim under the Insurance for a Total Loss or a casualty which before deductibles exceeds USD 500,000 such consent not to be unreasonably withheld.

j)	Collection of claims. It will do all things necessary and provide all documents, evidence and information to enable the Agent to collect or recover any moneys which shall at any time become payable to the Finance Parties according to the loss payable clauses in respect of the Insurance. In the event of any claim in respect of any of the Insurance (other than in respect of a Total Loss), if the Borrowers shall fail to reach agreement with any of the brokers, underwriters or associations for the immediate restoration of the Vessels, or for payment to third parties, within such time as the Agent may stipulate, the Agent shall be entitled to require payment to itself. In the event of any dispute arising between any Borrower and any broker, underwriter or association with respect to any obligation to make any payment to the Borrower or to the Agent under or in connection with any of the Insurance, or with respect to the amount of any such payment, the Agent shall be entitled to settle that dispute directly with the broker, underwriter or association concerned. Any such settlement shall be binding on the Borrowers.

k)	Application of recoveries. It will apply all sums receivable under the Insurance which are to be paid to it in accordance with the loss payable clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received.

l)	Policies and other information. It will procure that the brokers, underwriters, protection and indemnity and war risks associations shall promptly furnish the Agent with copies of the policies, insurance certificates, certificates of entry, rule books and any changes thereto which may from time to time be issued in respect of the Insurance and it shall procure that letters of undertaking in such form as the Agent may approve shall be issued to the Agent by the brokers through which the Insurance are placed (or, in the case of protection and indemnity or war risk associations, by their managers) and it shall promptly furnish the Agent with all such other information as it may from time to time reasonably require regarding the Insurance.

m)	Review of Insurance. The Agent shall be entitled to review the requirements of this Clause 22.1 (Insurance) from time to time in order to take account of changes in circumstances after the date of this Agreement (such changes in circumstances to include, without limitation, changes in the financial position of the insurers, changes in the relevant Vessel's trading patterns, changes in applicable law and changes in the price and availability of insurance coverage) and to require from the Borrowers such modifications to the requirements of the Insurance as the Agent shall reasonably specify.

n)	Insurance report. It will pay the reasonable costs of such reviews of the Insurance as the Agent may reasonably require, such reviews to be conducted by an insurance broker appointed by the Agent. Such reviews will normally be carried out in connection with the renewal of the Insurance, if new insurers and/or underwriters are appointed and/or in the event of a material change in the terms of the insurance policies.

23.	information Undertakings

23.1	Financial Statements. As long as any part of the Indebtedness remains outstanding, the Obligors undertake (at their own cost) to supply to the Agent in sufficient copies for all the Lenders:

a)	Annual accounts. As soon as they are available and in any event no later than 120 (hundred and twenty) days after the end of each financial year, the audited financial statements of each Obligor for that financial year prepared in accordance with GAAP applied on a consistent basis;

b)	Quarterly accounts. As soon as they are available and in no event later than 45 (forty five) days after the end of each financial quarter of the Shareholder's financial year, the Shareholder's consolidated un-audited quarterly financial statements including cash flow analysis in a form acceptable to the Agent;

c)	Annual budgets and cash flow projections. As soon as they are available and in no event later than 1 (one) month prior to each financial year, the Shareholder's and the Borrowers' consolidated budgets and cash flow projections for such financial year.

d)	Monthly management reports. As soon as they are available and in no event later than 30 (thirty) days after the end of each calendar month, the Borrowers undertake, if requested by the Agent (acting on behalf of the Lenders) to provide their consolidated unaudited management reports for such calendar month in a form acceptable to the Agent, including a statement of the cash position and available unused and drawn credit lines and a statement of profit and loss and management commentary, if any.

23.2	Additional information. As long as any of the Indebtedness is outstanding, each Obligor undertakes (at its own costs) that:

a)	Press releases. It will promptly send to each Lender copies of all press releases and public statements made by it;

b)	Communication to creditors. It will promptly send to the Agent copies of all communications generally submitted to its creditors;

c)	Notification of Event of Default. It will promptly notify the Agent and each of the Lenders of any Event of Default or any event which with the giving of notice, lapse of time or upon determination of materiality may constitute an Event of Default;

d)	Litigation. It will promptly upon becoming aware of them notify the Agent, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined would involve a liability, or a potential or alleged liability for any Obligor, exceeding USD 500,000;

e)	Further Information. It will as soon as possible but in no event later than 1 (one) week after the Agent's request or the request of any of the Lenders send to the Lenders by email or other means such other information (financial or otherwise) with respect to the Group as any of the Lenders may from time to time reasonably request through the Agent;

f)	Questions and meetings. It will answer any questions and participate in such meetings as the Lenders or any of them may from time to time reasonably require through the Agent; and

g)	"Know your customer" checks It will promptly upon the request of any Finance Party supply, or procure the supply of, such documentation and other evidence as is requested by such Finance Party in order for such Finance Party or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

24.	Financial undertakings

24.1	Minimum value clause. The Borrowers undertake if and so often as the aggregate of the Fair Market Value of the Vessels fall below hundred per cent (100%) of the Indebtedness less the value of any Additional Security provided pursuant to this Clause 24.1 (as calculated by the Agent) the Borrowers will within 10 (ten) days of being notified by the Agent of such requirement either:

a)	if the Agent (acting on instructions of the Lenders) agrees to accept Additional Security at the relevant time, the Borrowers will provide the Lenders with such Additional Security; or

b)	prepay (subject to, and in accordance with, Clause 9.1 (Voluntary Prepayment)) such part of the Loans which is necessary to ensure that the Fair Market Value of the Vessels is equal to or exceeds 100% of the Indebtedness less the value of any Additional Security.

24.2	Valuation of the Vessels. The Borrowers will pay the costs of semi-annual statements of the Fair Market Value which shall be obtained by the Agent, and, if an Event of Default or a Potential Event of Default has occurred and is continuing, such additional statements of the Fair Market Values as any Lender may require in their sole discretion. The valuations shall be performed in May and November each year and shall each be based on the average of the valuations of 2 (two) shipbrokers from the list included as Schedule 3 - List of Shipbrokers. If requested by the Lenders, the Agent may at any time at its discretion obtain additional valuations at the cost of the Borrowers.

24.3	Minimum liquidity. The Borrowers shall at all times as long as any part of the Indebtedness remains outstanding, ensure that each Borrowers aggregate Free Cash shall be equal to or greater than USD 500,000 per Vessel, i.e. a total of USD 1,000,000, as long as two Vessels are financed under this Agreement.

24.4	Docking reserve. Each Borrower shall build up a reserve for docking costs in accordance with the budgets for the Borrower to be approved by the Agent and shall pay the reserved amounts from the Earnings Account into the Deposit Account. The amounts paid into the Deposit Accounts as docking reserves will be excluded from the calculation of the cash sweep.

25.	Other Undertakings

25.1	The business of the Obligors. As long as any part of the Indebtedness remains outstanding, each of the Obligors undertakes as follows (at its own cost):

a)	Business. It will carry on its business in accordance with (i) careful and sound business practices, and (ii) all Regulations applicable from time to time, including without limitation environmental rules and regulations, ISM and ISPS Codes and notify the Agent immediately of any breach hereof;

b)	No other business. It will not conduct any material business or activity other than ownership and operation of vessels including activities incidental thereto without the prior written consent of the Agent (acting on the instructions of the Lenders), such consent not to be unreasonably withheld;

c)	No change of business. It will not cease all or a substantial part of its core business conducted on the date hereof;

d)	Authorisations. It will obtain, maintain in full force and effect, and act in accordance with all material authorisations, consents, licences, registrations or similar permissions required in connection with its performance of, or the validity or enforceability of the Finance Documents and/or the transactions contemplated thereby;

e)	Agreements with Affiliates. It will not enter into or make any material amendments to any agreement with any Affiliates or enter into any new material business agreements with any Affiliates, except on an arms length basis on normal market terms;

f)	Environmental compliance. It will:

i)	comply with all Environmental Law;

ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so could or might result in any material adverse change in its business or condition (financial or otherwise);

g)	Environmental claims. It will promptly upon becoming aware of the same, inform the Agent in writing of:

i)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

ii)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, could or might result in any material adverse change in its business or condition (financial or otherwise);

h)	Tax compliance. It will generally comply with all taxation laws in all relevant jurisdictions and pay all taxes and other amounts due by it to governments and other public bodies and to ensure that no material claims will be asserted against it with respect to such taxes or other payments to public or governmental bodies which, in either case, could or might result in any material adverse change in its business or condition (financial or otherwise);

i)	Application of FATCA. No Obligor shall become a FATCA FFI or a US Tax Obligor.

j)	No mergers. It will not merge with another entity or demerge or split into different entities nor change its corporate organisation and names without the prior written approval of the Agent (acting on instructions of the Lenders), such consent not to be unreasonably withheld;

k)	Pari passu. It will ensure that its obligations under the Finance Documents will rank at all times at least pari passu with all its other existing or future indebtedness, obligations and liabilities actual or contingent from time to time (save those as by law rank as preferential in a winding-up).

25.2	Single purpose. As long as any part of the Indebtedness remains outstanding, each Borrower undertakes as follows (at its own costs):

a)	No other business. It will not conduct any business or activity other than ownership and operation of its Vessel including activities incidental thereto;

b)	No subsidiaries or other investments. It will not form or acquire any wholly or partly owned subsidiaries or make any other investments. Any investment necessary or advisable in the daily maintenance and operation of the Vessels, shall not be considered an investment;

c)	No employees. It will not employ any employees;

d)	Chartering in. It will not charter in any vessels;

e)	Prepayment to Managers. It will not prepay the Managers except as required due to the ordinary operation of the Vessels in accordance with the applicable Management Agreement, approved by the Agent.

f)	Financial Indebtedness. It shall not incur or allow to remain outstanding any Financial Indebtedness, except pursuant

i)	the Finance Documents;

ii)	intragroup loans between the Borrowers; and

iii)	any shareholder loans from the Shareholder provided that such shareholder loans are fully subordinated to the Finance Documents and are on terms preapproved by the Lenders.

g)	Loans or credit. It shall not be a creditor in respect of any Financial Indebtedness except for intragroup loans between the Borrowers.

h)	No Guarantees or indemnities. It shall not incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

i)	Negative Pledge. It will not create or permit to subsist any Security Interest over any of its assets or suffer the creation of any such Security Interest to or in favour of any person, except for

i)	the Security Documents; and

ii)	Permitted Liens

j)	Treasury Transactions. It shall not enter into any Treasury Transaction unless approved by the Lenders;

k)	Material agreements. It will not terminate or make any material amendments to any material agreement to which it is a party or enter into any new material agreements, provided however that it may enter into new charter agreements or new management agreements permitted under this Agreement.

l)	Cash Management. It will not open any bank accounts other than the Earnings Accounts and the Deposit Accounts and will maintain all of its cash flows on such bank accounts and will ensure that all of its excess liquidity will be held in cash on such bank accounts.;

m)	Dividends. It will not

i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

ii)	repay or distribute any dividend or share premium reserve;

iii)	pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrowers or any of their Affiliates other than fees to the Managers, approved by the Agent; or

iv)	redeem, repurchase, decease, retire or repay any of its share capital or resolve to do so except for when permitted by the Agent (acting on instructions of the Lenders) in writing.

26.	Events of default

26.1	Events of Default. An Event of Default shall be deemed to have taken place if (notwithstanding the reason why it has occurred):

a)	Failure to pay - Finance Documents. Any Obligor fails to pay when due any sum payable under any of the Finance Documents (or any agreement entered into in connection with any of the Finance Documents), unless failure to pay is caused by administrative or technical error and payment is made within 3 (three) Banking Days of its due date; or

b)	Incorrect or misleading information – before signing. Any material information submitted by any Obligor or the Charterer to any of the Finance Parties, prior to the execution of this Agreement is incorrect or misleading in any material respect; or

c)	Incorrect or misleading information – after signing. Any material information submitted by any Obligor or the Charterer to any of the Finance Parties, after the execution of this Agreement is incorrect or misleading in any material respect, unless

i)	such information has been given in good faith and

ii)	the breach is remedied no later than 7 (seven) days after the Obligor becomes aware of such breach and

iii)	no other Event of Default has occurred; or

d)	Breach of representations and warranties. Any representation or warranty made by any Obligor in any Finance Document or any certificate or statement delivered or made thereunder is incorrect or inaccurate in any material respect; or

e)	Breach of minimum value clause. The Borrowers fails to provide Additional Security or prepay the outstanding Loans in accordance with Clause 24.1 (Minimum value clause); or

f)	Breach of minimum liquidity. Any breach of the required Free Cash in Clause 24.3 (Minimum Liquidity); or

g)	Insurances. (i) Any Obligor breaches its insurance obligations under Clause 22 (Undertakings - Insurance) or (ii) any of the Vessels are operated or employed contrary to the terms and conditions set out in the Insurances or (iii) a mortgagee interest insurance cannot be obtained by the Obligors or the Lenders for reasons attributable to the Obligors; or

h)	Security jeopardized. The security constituted by any of the Security Documents is imperilled or jeopardized in any material way or any of the security granted under the Security Documents is or becomes invalid or unenforceable; or

i)	Breach of other obligations or undertakings. Any other obligation of an Obligor or undertaking made by an Obligor in any Finance Document (including without limitation the undertakings concerning the Vessels contained therein) or any certificate or statement delivered under the said documents is breached, provided, however, that such breach shall not constitute an Event of Default if

i)	the breach is capable of remedy; and

ii)	the breach is remedied to the satisfaction of the Agent within 7 (seven) days of the earlier of (i) any Obligor becoming aware of the breach and (ii) a notice from the Agent specifying the breach was received by the Shareholder; or

j)	Charter Parties. If at any time the Charter Parties are not renewed or the Charter Parties otherwise expires, are terminated or cancelled for whatever reason, unless a substitute charter party with an acceptable charterer is entered into with the consent of the Agent, which consent not to be unreasonably withheld, or the Borrower or the Charterer materially breach or terminate or the Borrower waives any material right under any Charter Party; or

k)	Cross default – agreements with Finance Parties. Any Obligor or any of its Affiliates has defaulted in any material way or any other way which will allow for an acceleration of payment or enforcement of security under any agreement entered into between such Obligor and any of the Finance Parties or any branch or an affiliate thereof; or

l)	Cross default - other agreements. Any indebtedness in any amount of any Obligor or the Charterer in excess of, in aggregate, USD 2,500,000 under any other agreements or documents:

i)	is not paid when due or within any applicable grace period, unless such indebtedness is not a Financial Indebtedness and is being tested in good faith and for which adequate security is provided; or

ii)	is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of a default; or

iii)	any creditor of any Obligor or the Charterer becomes entitled to declare any such indebtedness due and payable prior to its specified maturity by reason of default; or

m)	Insolvency. Any Obligor or the Charterer is or becomes insolvent; or

n)	Bankruptcy or insolvency events. Any action, legal proceeding or other procedure or step is taken or any negotiation is commenced with a creditor in relation to:

i)	the bankruptcy, a composition of debts, a suspension of payments, winding up, a moratorium of any indebtedness, dissolution, administration, reorganisation or the insolvency of any Obligor or the Charterer (whether voluntary, mandatory or in any other way); or

ii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or the Charterer; or

o)	Creditor' process. (i) Execution is levied against any Vessel or (ii) any Vessel is put up for compulsory sale or (iii) any Vessel is arrested, attached or otherwise detained or (iv) any other asset of any Obligor or the Charterer with a value in excess of USD 500,000 is arrested, attached or otherwise detained and any such execution, arrest, attachment or other detention as referred to in (i)-(iv) is not lifted within 30 (thirty) days from its inception; or

p)	Unlawfulness and invalidity. It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any subordination created under the Finance Documents is or becomes unlawful; or

q)	Repudiation and rescission of agreements. An Obligor or the Charterer rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document; or

r)	Material adverse change. In the reasonable opinion of the Agent (acting on instructions of the Lenders) there has been a material adverse change in (i) the ability of the Obligors to comply with their obligations under the Finance Documents, or (ii) the business, financial condition or assets of the Obligors, in either event where such change is material when considering the Obligors as a whole; or

s)	Changes to constitutive documents. Without the prior written consent of the Agent such consent not to be unreasonably withheld, any Obligor's articles of association or other constitutive documents are amended in any material way; or

t)	Ownership of shares. At any time after the first Utilisation, the Shareholder is not the ultimate owner of all shares and voting rights in the Borrowers, unencumbered except for the Security Interest in favour of the Finance Parties;

26.2	Action following an Event of Default. Upon the occurrence of an Event of Default and at any time thereafter, so long as any such Event of Default continues, the Agent (on behalf of the Lenders) may:

a)	by notice to the Shareholder declare the Indebtedness to be either immediately due and payable or payable by the Borrowers upon demand whereupon the same shall become immediately due and payable or (as the case may be) payable on demand by the Agent; and/or

b)	by notice to the Shareholder declare the Commitment terminated; and/or

c)	amend or select such Interest Periods for the Facility and/or convert the Indebtedness into such other currency as the Agent may determine; and/or

d)	take any other action, exercise any other right or pursue any other remedy conferred upon the Agent and/or the Lenders by this Agreement and/or by all or any of the Security Documents or by any applicable Regulation or otherwise as a consequence of such Event of Default.

e)	take and enter into possession of the Vessels or any of them, at any time, where ever same may be, without legal process and without being responsible for loss or damage (save for loss or damage caused by the Agent’s gross negligence or wilful misconduct) and the Obligors or other person in possession or control of the Vessels or any of them shall forthwith upon demand of the Agent surrender to the Agent possession and control of such Vessels; and/or

f)	by notice to the Obligors request the crew to be ordered to remain on board or abandon the Vessels or any of them, that the masters of the Vessels or any of them be ordered to sail such Vessels or any of them to any port designated by the Agent and/or that the Obligors do all such things as may be requested by the Agent; and/or

g)	discharge, compound, release or compromise claims in respect of the Vessels or any of them which have given or may give rise to any charge or lien on the Vessels or any of them or which are or may be enforceable by proceedings against such Vessel; and/or

h)	upon written notice to the Obligors sell the Vessels or any of them without being responsible for loss or damage (save for loss or damage caused by the Agent’s gross negligence or wilful misconduct) upon such terms and conditions as the Agent shall deem best, free from any claim of or by the Obligors, at public auction or private sale at home or abroad and upon such terms as the Agent in its absolute discretion may determine, provided that the purchase price for a private sale shall not be lower than the net purchase price which in the Lenders' reasonable opinion could be obtained from an independent third party in the event of an auction sale net of all costs and expenses which may be expected to accrue before and after such auction sale, including without limitation any lay up costs, handling costs, administration costs, legal fees, court fees and liens; and/or

i)	manage the Vessels or any of them and, pending sale of the Vessels or any of them, to insure, maintain and repair the Vessels or any of them, and to employ, sail or lay up the Vessels or any of them in such manner and for such period as the Agent, in its absolute discretion shall deem expedient and for all the purposes aforesaid the Agent shall be entitled to do all acts and things incidental or conducive thereto and in particular (but without prejudice to the generality of the foregoing) to enter into such arrangements respecting the Vessels or any of them, their management, insurance, maintenance, repair, classification and employment in all respects as if the Agent was the owner of the Vessels, but without being responsible for any loss (save for loss caused by the Agent’s gross negligence or wilful misconduct) incurred as a result of the Agent doing or omitting to do any such acts or things as aforesaid; and/or

j)	require that all policies, contracts, certificates of entry and other records relating to the Insurance (including details of and correspondence concerning outstanding claims) be forthwith delivered to or to the order of the Agent; and/or

k)	notify the insurers, underwriters, clubs and associations providing Insurance for the Vessels or any of them that all payments under the Insurance shall be paid to the Agent for the account of the Finance Parties; and/or

l)	if the Obligors fail to, effect or keep in force the Insurance on the Vessels or any of them and such entries in protection and indemnity or war risks associations as the Agent in its discretion considers desirable and the Agent may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Obligors will reimburse the Agent from time to time on demand for all such premiums, calls or contributions paid by the Agent, together with interest at the default interest rate set out in the Agreement from the date of payment by the Agent until the date of reimbursement; and/or

m)	collect, recover, compromise and give a good discharge for any and all moneys or claims for moneys then outstanding or thereafter arising under the Insurance or any of them or any requisition compensation and to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefore, including making proof of loss if the Obligors fail to do so; and/or

n)	to submit the notice of assignment of Earnings to any charterers or users of the Vessels or any of them and to notify such charterers or users that all Earnings shall be paid to the Agent for the account of the Secured Parties; and/or

o)	to take any and all steps with regard to the Accounts which the Agent may deem appropriate, including having amounts transferred to any account nominated by the Agent; and/or

p)	exercise any other rights given under the Finance Documents; and/or

q)	enforce any and all statutory rights under any applicable law, including the Danish Administration of Justice Act; and/or

r)	recover from the Obligors on demand all expenses incurred or paid by the Finance Parties in connection with the exercise of the powers referred to in this Clause 26.2.

This Clause 26.2 shall not limit any other rights of the Agent or the other Finance Parties under this Agreement or any of the Security Documents.

The Agent may freely choose and decide whether and if so, what part of the security constituted by the Security Documents shall be realised and which of its rights exercised.

26.3	Power of attorney - enforcement. Each of the Obligors irrevocably appoints the Agent as its attorney with full power and authority upon the occurrence of an Event of Default to act for the Obligor and in its name and on its behalf to do such things and take such action as is set forth in Clause 26.2 (Action following an Event of Default), including without limitation to

a)	order the crew to remain on board the Vessels or any of them; and/or

b)	order the master of the Vessels or any of them to sail the Vessels or any of them to any safe port designated by the Agent; and/or

c)	take possession of the Vessels or any of them; and/or

d)	sell the Vessels or any of them by public auction or private contract, at such place and upon such terms as the Agent may determine; and/or

e)	collect and sign for any claims the Obligor may have regarding the Vessels or any of them; and/or

f)	hire crew; and/or

g)	employ the Vessels or any of them and/or

h)	lay up the Vessels or any of them.

26.4	Exclusion of liability. The Agent shall not be responsible to the Obligors for any loss incurred by the Obligors as a consequence of the Agent's exercise of the power of attorney prescribed in Clause 26.3 (Power of attorney - enforcement) except where the Agent has acted grossly negligently or with wilful misconduct in the exercise of the power of attorney.

26.5	Separate powers of attorney. If requested by the Agent at any time, the Obligors shall forthwith issue a separate document evidencing the power of attorney prescribed in Clause 26.3 (Power of attorney - enforcement).

27.	The Agent

27.1	Appointment. The Lenders appoint the Agent to act as their agent in connection with this Agreement and the Agent accepts such appointment. The Lenders further appoint the Agent to act as their agent, representative and mortgagee under the Security Documents and the Agent accepts such appointment.

27.2	Authorisation. The Lenders:

a)	authorise the Agent to execute any Finance Documents, any Transfer and any other documents in the agreed form which are to be executed by the Agent on the Lenders' behalf;

b)	authorise the Agent to exercise all rights, powers, authorities and discretions specifically given to the Agent by the terms of this Agreement or otherwise, together with all such rights, powers and discretions as are incidental thereto;

c)	authorise the Agent to act as mortgagee and agent on behalf of the Finance Parties in accordance with the terms of the Security Documents and to exercise all rights, powers, authorities and discretions specifically given to the Agent by the terms of the Security Documents or otherwise, together with all such rights, powers and discretions as are incidental thereto; and

d)	authorise the Agent to release agreements in respect of Security Documents which is to be executed by the Agent on the Lenders' behalf.

27.3	Relationship. The relationship between the Agent and the other Finance Parties is that of principal and agent. The Agent shall not be liable to any person for any breach by any of the Finance Parties of any provision of any of the Finance Documents or for any breach of any other person of the terms of any of the Finance Documents.

27.4	Delegation. The Agent may act under the Finance Documents through its personnel and agents but shall not delegate to any agent any discretion granted to it hereunder.

27.5	Resignation. The Agent may resign and appoint one of its affiliates as successor by giving notice to the Lenders and the Shareholder. If the Agent does not appoint an affiliate as successor in the resignation notice, the Lenders may appoint a successor Agent, subject to the approval of the Shareholder, such approval not to be unreasonably withheld. If the Lenders have not appointed a successor within 60 (sixty) days after notice of resignation was given, the Agent may appoint a successor Agent after consultation with the Lenders and subject to the approval of the Shareholder, such approval not to be unreasonably withheld. The resignation of the Agent shall not take effect until a successor has been appointed. Any resignation and appointment of Agents shall be at no costs to the Borrowers.

27.6	Process Agent. Without prejudice to the use any other service permitted by law (i) each of the Obligors hereby irrevocably appoints Nordic Bulk Carriers A/S, having its registered office at Tuborg Havnevej 4. 1, 2900 Hellerup, as its agents for service of all legal processes and any document in any action (including, but no limited to any writ (in Danish "stævning") in any proceedings before any court) arising out of or connected with this Agreement. Each of the Obligors agrees that any legal processes and any document in any proceedings arising out of this Agreement may be served either to a duly appointed process agent or in any other way permitted by law, and that both documents and proceedings served to a process agent and documents and proceedings served in any other way permitted by law shall be deemed to have been properly served.

27.7	Assistance. All rights and obligations of the Agent under the Finance Documents shall be transferred and assigned to any successor Agent appointed pursuant to Clauses 27.5 (Resignation) and the Agent shall provide such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

28.	Changes to the parties

28.1	Assignment by a Lender. Subject to Clause 28.2 (Consent from the Lenders), a Lender (the "Existing Lender") may at any time assign, transfer or have assumed all or part of its rights or obligations under the Finance Documents (a "Transfer") to another bank or financial institution (the "New Lender").

28.2	Consent from the Lender. The New Lender must be approved by the Lenders, unless the Transfer is to another Lender or a company, branch or affiliate within the same group as a Lender.

28.3	Assurances by the Obligors. The Obligors undertake to procure that in relation to any Transfer, the Obligors shall (at the cost of the New Lender) at the request of the Agent execute such documents as may be in the discretion of the Agent be necessary to ensure that the New Lender attains the benefit of the Finance Documents.

28.4	No transfer by the Obligors. The Obligors may not assign or transfer any part of their rights and/or obligations under the Finance Documents.

28.5	Disclosure of information. A Finance Party may disclose the Finance Documents and any confidential information concerning the Obligors to its Affiliates and advisors and provided that the relevant person undertakes to keep the relevant information confidential as set out in this Clause 28.5 (Disclosure of information), to any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement. The Finance Documents and the confidential information received by the Lenders concerning the Obligors shall not otherwise be disclosed to any third party unless such disclosure (i) is required in connection with the perfection or enforcement of the Finance Documents, (ii) is permitted under this Agreement or (iii) is necessary to protect the Finance Parties' rights under the Finance Documents, in the reasonable opinion of the Agent. Subject always to any applicable Regulations, the restrictions in this provision Clause 28.5 shall not apply if an Event of Default has occurred and is continuing. Furthermore, the restrictions in this Clause 28.5 shall not apply to any information, which (i) is generally available to the public, (ii) was in the possession of the Lenders prior to its disclosure in connection with the Finance Documents, (iii) is required to be disclosed pursuant to any applicable Regulation, or (iv) is required to be disclosed in connection with any litigation, arbitration or other similar legal proceedings.

29.	Notices

29.1	Notices in writing. Any notices to be submitted in accordance with the Finance Documents shall be submitted by letter, e-mail or fax to the following addresses or such addresses as such party may hereafter notify to the other parties hereto:

If to the Obligors:

Phoenix Bulk Carriers (US) LLC

Att.: Mr. Anthony Laura/Mr. Gianni DelSignore

E-mail: tlaurahome@aol.com/gdelsignore@phoenixbulkus.com

Fax: +401-846-1520

With copy to:

Nordic Bulk Carriers A/S

Attn.: Mr. Christian Bonfils

E-mail: cb@nordic-bulk.com

If to the Agent or Nordea Bank Danmark A/S in its capacity as Lender:

Nordea Bank Danmark A/S

Strandgade 3

1401 København K

Att.: Jesper Stahl

E-mail: Jesper.stahl@nordea.com

Fax: (+45) 33 33 55 09

and in respect of any New Lender the address notified by such New Lender.

29.2	Effectiveness of notices. Any notice in respect of the Finance Documents shall be deemed to be duly made only:

a)	in the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if delivered within normal business hours on a Banking Day at the place of receipt, otherwise at the commencement of normal business on the next such Banking Day; or

b)	in the case of a facsimile transmission, at the time recorded together with the telephone dialling code of the receiving machine on the message if such time is within normal business hours on a Banking Day at the place of receipt, otherwise at the commencement of normal business hours on the next such Banking Day; or

c)	in the case of an e-mail, at the time of the receipt if such time is within normal business hours on a Banking Day at the place of receipt, otherwise at the commencement of normal business hours on the next such Banking Day.

29.3	Irrevocable. All notices submitted in accordance with the Finance Documents are irrevocable and binding upon the party giving such notice.

29.4	Language. Each notice or certificate to be given by one party to the other hereunder shall be given in the English language.

30.	Miscellaneous

30.1	No implied waivers. The Finance Parties' omission to claim any event as an Event of Default or to invoke any other rights granted to the Finance Parties hereunder shall not result in the Finance Parties subsequently at any time not being entitled to claim similar events as an Event of Default or invoke such rights.

30.2	Discrepancy. In case of any discrepancy between this Agreement, the Schedules or the Security Documents, this Agreement shall prevail.

30.3	Separable provisions. The provisions of the Finance Documents are several and if any of the obligations of any Obligor hereunder and thereunder shall be invalid or unenforceable in any respect in any jurisdiction, this shall not affect the validity or enforceability of such obligation in any other jurisdiction or the validity or enforceability of the remaining obligations in that or any other jurisdiction.

30.4	Amendments. Any amendments to this Agreement and the Security Documents shall only be binding provided all the parties hereto have approved such amendment in writing, except when otherwise provided herein.

30.5	Headings. In this Agreement clause headings are for ease of reference only.

31.	Law and Jurisdiction

31.1	Law. This Agreement shall be governed by Danish law.

31.2	Main jurisdiction. Save as provided for in Clause 31.3 (Alternative jurisdictions), the City Court of Copenhagen (Københavns Byret) shall have exclusive jurisdiction with respect to any dispute arising out of or in connection with this Agreement.

31.3	Alternative jurisdictions. Clause 31.2 (Main jurisdiction) shall, however, not limit the right of the Finance Parties to initiate proceedings against the Obligors or any of their assets or any of the securities constituted by the Security Documents in any competent court of law, bailiff office or other forum for the purpose of enforcing the Finance Documents.

31.4	Agent's right to initiate proceedings. The parties agree that the Agent has the right to enforce the Finance Documents and to commence proceedings (including, without limitations, legal proceedings in any competent court or arbitration tribunal) against the Obligors under the Finance Documents as agent for and on behalf of each of the other Finance Parties and it shall not be necessary for any of the other Finance Parties to be joined as an additional party in any such proceedings for this purpose, however each Finance Party shall be entitled to join in if it so wishes. This Clause 31.4 shall not prejudice the rights of the Finance Parties to initiate proceedings under this Agreement.

31.5	Enforceability. This Agreement is enforceable in accordance with Sections 478(1), number 5, and 478(4) of the Danish Administration of Justice Act (Retsplejelovens § 478, stk. 1, nr. 5 and stk. 4) and similar provisions in any other relevant jurisdiction.

IN WITNESS whereof the parties have entered into this Agreement executed on the date first written above.

As Borrower,
Nordic Bulk Bothnia Ltd.

Name:	Name:
Capacity:	Capacity:

As Borrower,
Nordic Bulk Barents Ltd.

Name:	Name:
Capacity:	Capacity:

As Guarantor,
Bulk Partners (Bermuda) Ltd.

Name:	Name:
Capacity:	Capacity:

As Lender,
Nordea Bank Danmark A/S

Name:	Name:
Capacity:	Capacity:

As Agent,
Nordea Bank Danmark A/S

Name:	Name:
Capacity:	Capacity:

As Process Agent,
Nordic Bulk Carriers A/S

Name:	Name:
Capacity:	Capacity:

Schedule 1 - Conditions Precedent

PART A –

3 Banking Days prior to first Utilisation

The Agreement

1.	The Agreement. The Agreement duly executed by all parties thereto;

The Security Documents

2.	Security Agreement. A duly executed Security Agreement in the form set out in Exhibit 3 - Form of Security Agreement, including

a)	assignment of Insurances of the Vessels;

b)	assignment of the Earnings under the Charter Parties and all other Earnings of the Vessels;

c)	pledge of the Deposit Accounts;

d)	pledge of the Earnings Accounts;

e)	pledge of the Freight Account;

f)	assignment of the Subordinated Intra-Group Debt.

3.	Share charge. A duly executed and perfected first priority charge of shares over the shares in each of the Borrowers;

4.	Registration of charges with companies register in Bermuda. Evidence that the prescribed particulars of the Security Documents entered into by Bermuda Obligors as received by the Lender have been filed with the Bermuda Registrar of Companies over the assets of the relevant Bermuda Obligor in order to establish priority.

Miscellaneous

5.	Memorandum of agreement. Each memorandum of agreement concerning the Borrowers' acquisition of the Vessels and any addenda thereto duly executed by all parties thereto;

6.	KYC requirements. Such documentation and other evidence as the Agent may require to comply with all necessary "know your customer" in respect of the Obligors or other similar checks under all applicable laws and regulations including:

a)	full disclosure of structure and ownership of the Obligors as well as of relevant subsidiaries;

b)	the identity of the ultimate owner (any physical person effectively owning and/or controlling and/or benefitting from directly or indirectly more than 25 % of any of the Obligors) shall be proven via acceptable documentation and the Agent shall receive certified copies of documents of identification to include address and civil registration number if any regarding the ultimate owner - for example passports;

c)	evidence that the Shareholder is the ultimate owner of the Borrowers;

d)	signatures on this Agreement and the Security Documents shall be verified and the signatories' identity including address and civil registration number if any shall be documented via passports or other acceptable documentation;

e)	such other documentation and information as the Agent deems necessary and/or advisable in order to comply with any law and/or regulation regarding money laundering and/or the financing of terrorist activities;

Corporate Documents

7.	Transcripts. A copy of a transcript from the relevant companies register in respect of each of the Charterer;

8.	Articles of Association. A copy of the Articles of Association in respect of the Charterer;

9.	Constitutional Documents. Certified copies of the constitutional documents in respect of each of the Obligors, including (as applicable or equivalent), but not limited to, the following: Certificate of Incorporation (and any certificates on change of name), Memorandum of Association (and any memorandum of increase/decrease), bye-laws, foreign exchange letters and tax assurance certificates;

10.	Board resolutions and other corporate action. A copy of a board resolution by each Obligor and the Charterer and all corporate actions taken by each of the Obligors and the Charterer in connection with the transactions contemplated by the Finance Documents and the Charter Parties and evidencing the necessary approvals to enter into the Finance Documents and the Charter Parties and schedules and exhibits thereto to which each of the Obligors and the Charterer is a party;

11.	Power of Attorney. The originals of any powers of attorney issued in favour of any person executing any of the Finance Documents and the Charter Parties on behalf of the Obligors and the Charterer;

12.	Notarised and Legalised Power of Attorney. The original duly executed, notarised and legalised powers of attorney granted by each of the Obligors for the purpose of executing the Mortgages;

13.	Director/Secretary's Certificate. A Director's or Secretary's Certificate attaching (i) the Constitutional Documents (listed in Clause 7 above) (ii) the register of Directors and Officers of the relevant Obligors (iii) the register of members (shareholders) in respect of the relevant Obligor (iv) confirming that the borrowing or guaranteeing of the total Commitment by the relevant Obligor would not cause any borrowing or guaranteeing or similar limitations on the relevant Obligor to be exceeded and at the time of entry into the Finance Documents the relevant Obligor could meet its obligations as they fall due, and (v) such other documents required by the Lender;

14.	Certificate of Good Standing. A copy of a Certificate of Good Standing or Certificate of Compliance in respect of each of the Obligors;

15.	Shareholders' Register. A copy of the register of the Charterer;

Insurances

16.	Insurance.

a)	Cover notes. Evidence that the Vessels are insured in accordance with the Security Agreement in the form of cover notes and certificates of entry, and that all requirements therein in respect of the insurances have been complied with;

b)	Notice of assignment of Insurance. Evidence that the brokers and/or insurers have been duly notified of the assignment of Insurances contained in the Security Agreement;

c)	Letters of Undertaking. Duly executed Letters of Undertakings issued by the insurers and/or brokers;

17.	Insurance Opinion. If required by the Agent, an opinion from an insurance consultant of the Agent’s choice confirming that all requirements in respect of the insurances on the Vessels have been complied with;

18.	MII and MAPP. Evidence that mortgagee interest insurance and mortgagee additional perils pollution insurance have been taken out for the Vessels at the cost of the Borrowers in respect of the Vessels in the names of the Finance Parties on such terms and conditions and through such brokers and with such insurers and underwriters as the Agent may in its sole discretion approve or arrange;

Ship Certificates

19.	Class Certificate. A copy of the class certificate, including all annexes evidencing that each Vessel is classed to the satisfaction of the Agent free of all overdue recommendations and qualifications of the classification society;

20.	Ship Certificates. A copy of (i) the technical manager's DOC; (ii) each Vessel's SMC and ISSC (within 3 days of the applicable Utilisation Date; and (iii) such other ISM certificates and documents which the Agent may request;

Management Agreements

21.	Management Agreements. A copy of any technical or commercial management agreements for the Vessels duly executed by all parties thereto and all exhibits, schedules and amendments thereto;

22.	Manager's Undertaking. A duly executed manager's undertaking from Seamar Management S.A. in the form as set out in Exhibit 4 - Form of Manager's Undertaking.

Existing Time Charterers

23.	Profit split. Evidence that the existing profit split payment withheld by the Charterer is paid to the Sellers or settled as follows:

i)	The Charterer has paid the USD 534,000 to the Seller, K/S Danskib 78, relating to m.v. Nordic Bothnia (such amount being payable when the memorandum of agreement on the Vessels is signed and deposit placed); and

ii)	The profit split payment relating to m.v. Nordic Barents is related to the dispute concerning an amount of approx. USD 1,000,000 between the Charterer and its sub-charterer. The dispute shall be settled before the first Utilisation, subject to the approval of the Agent, and the profit split due to the Seller, K/S Danskib 80 shall be paid prior to the first Utilisation. Alternatively, if the dispute has not been settled prior to the first Utilisation, the profit split shall be finally settled by the payment of USD 200,000 from the Charterers to the Sellers at that date, and evidence shall be provided on that date, that a transfer has been made.

New Time Charterers

24.	Charter period, minimum rate and profit split. Duly executed Charter Parties for the Vessels between the Borrowers and the Charterer for a 12 months charter period to be renewed on a 12 month rolling basis at a daily charter hire and a profit split for the Borrowers acceptable to the Agent.

25.	Perfection of assignment of Charter Party.

a)	Notice. Evidence that the assignment of Earnings contained in the Security Agreement has been duly perfected by notice to the Charterers;

b)	Acknowledgment. A duly executed acknowledgement of the Assignment of the Charter Party by the Charterers;

PART B – Simultaneously with the first Utilisation in respect of each loan related to a vessel

Delivery Documents

26.	Delivery documents.

a)	Transfer documents. A copy of the bill of sale, the protocol of delivery and acceptance and all other material documents concerning the transfer of the relevant Vessel to the relevant Borrower evidencing the unconditional delivery of the Vessel by the Sellers to and accepted by the Borrower; and

b)	Commercial Invoice. A copy of the commercial invoice issued by the relevant Seller, evidencing the payment of the remaining purchase price for the Vessel;

Mortgage and registration

27.	Mortgage. Evidence that a first priority Mortgage in a form acceptable to the Agent has been or will immediately upon drawdown be duly registered in the Ship Registry against the relevant Vessel;

28.	Transcript of Register. Transcript of Register from the Ship Registry evidencing

a)	that the relevant Vessel is registered in the Ship Registry in the name of the relevant Borrower, free and clear of all liens, mortgages and charges other than as contemplated by the Agreement; and

b)	that the relevant first priority Mortgage is registered against the relevant Vessel.

Miscellaneous

29.	Capitalisation of the Borrower. Evidence that each Borrower has received equity in the form of share capital of at least USD 1,500,000, of which USD 1,000,000 has been paid to the Sellers as part of the purchase price for the relevant Vessel, while the remaining USD 500,000 remain in the relevant Borrower's accounts with the Agent as minimum liquidity.

Legal opinions

30.	Legal opinion. Legal opinions issued by legal counsels approved by the Agent in a form and substance acceptable to the Agent in respect of such jurisdictions as the Agent may require, including without limitation:

a)	Legal opinion issued by Kromann Reumert in respect of Danish law.

b)	Legal opinion issued by Bermuda legal counsel appointed by the Agent in respect of Bermuda law.

c)	Legal opinion issued by Panama legal counsel appointed by the Agent in respect of Panama law.

Schedule 2 - Payment Schedule

Payment Date	Amount
15 March 2014	USD 156,250
15 June 2014	USD 156,250
15 September 2014	USD 156,250
15 December 2014	USD 156,250
15 March 2015	USD 156,250
15 June 2015	USD 156,250
15 September 2015	USD 156,250
15 December 2015	USD 156,250
15 March 2016	USD 156,250
15 June 2016	USD 156,250
15 September 2016	USD 156,250
15 December 2016	USD 156,250
15 March 2017	USD 156,250
15 June 2017	USD 156,250
15 September 2017	USD 156,250
15 December 2017	USD 156,250
15 March 2018	USD 156,250
15 June 2018	USD 156,250
15 September 2018	USD 156,250
15 December 2018	USD 156,250
15 March 2019	USD 156,250
15 June 2019	USD 156,250
15 September 2019	USD 156,250
15 December 2019	USD 156,250 and a balloon payment of USD 2,750,000, a total of USD 2,906,250

Schedule 3 - List of Shipbrokers

1.	Simpson, Spence & Young Ltd

2.	R.S Platou

3.	Clarksons

4.	Breamar

5.	Fearnleys

Exhibit 1 - Form of Utilisation Request

Exhibit 2 - Form of Mortgage

Exhibit 3 - Form of Security Agreement

Exhibit 4 - Form of Manager's Undertaking

Exhibit 5 - Form of Share Charge